   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 19, 1997

                                                      REGISTRATION NO.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        PACIFICAMERICA MONEY CENTER, INC
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            21031 VENTURA BOULEVARD
                                   SUITE 102
                        WOODLAND HILLS, CALIFORNIA 91364
                                 (818) 992-8999
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

              CALIFORNIA                               6162                               95-4465729
   (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)              IDENTIFICATION NUMBER)

                            ------------------------

                           JOEL R. SCHULTZ, PRESIDENT
                       PACIFICAMERICA MONEY CENTER, INC.
                       21031 VENTURA BOULEVARD, SUITE 102
                        WOODLAND HILLS, CALIFORNIA 91364
                                 (818) 992-8999
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

                         CATHERINE DEBONO HOLMES, ESQ.
                     JEFFER, MANGELS, BUTLER & MARMARO LLP
                     2121 AVENUE OF THE STARS -- 10TH FLOOR
                         LOS ANGELES, CALIFORNIA 90067
                                 (310) 203-8080
                               FAX (310) 203-0567
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

===========================================================================================================
                                         AMOUNT       PROPOSED MAXIMUM   PROPOSED MAXIMUM     AMOUNT OF
      TITLE OF EACH CLASS OF             TO BE         OFFERING PRICE       AGGREGATE        REGISTRATION
    SECURITIES TO BE REGISTERED        REGISTERED       PER SHARE(1)    OFFERING PRICE(1)        FEE
-----------------------------------------------------------------------------------------------------------
Common Stock, par value $.01(1)....  53,337 Shares       $33.50(2)        $1,786,789.50          $542
===========================================================================================================

(1) Which may be sold from time to time by certain Selling Security Holders.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) based on the closing market price of the Registrant's Common Stock on February 13, 1997, as quoted in the Nasdaq National Market.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

    Pursuant to Rule 429 the enclosed Prospectus constitutes a combined Prospectus also relating to securities covered by a Registration Statement on Form S-4 (No. 33-64573) and constitutes a post-effective amendment to said Registration Statement. The following securities are being carried forward from such Registration Statement: (i) 289,942 shares of Common Stock registered for resale by the officers and directors of the Registrant and certain other investors as to which a filing fee of $921 was previously paid; (ii) 44,824 Subscriber Warrants registered for resale by the officers and directors of the Registrant and certain other investors; (iii) 63,629 shares of Common Stock issuable upon exercise of all outstanding Subscriber Warrants as to which a filing fee of $696 was previously paid; and (iv) 552,577 shares of Common Stock issuable upon exercise of all outstanding General Partner Warrants, as to which a filing fee of $2,914 was previously paid.
================================================================================

PROSPECTUS

                         343,279 SHARES OF COMMON STOCK

                           44,824 SUBSCRIBER WARRANTS

                    616,146 SHARES OF COMMON STOCK ISSUABLE
                           UPON EXERCISE OF WARRANTS

                                     [LOGO]

                                  COMMON STOCK
                            ------------------------

     This Prospectus relates to the registration by PacificAmerica Money Center, Inc. (the "Company"), at its expense, of up to 343,279 outstanding shares of the common stock of the Company (the "Common Stock"), up to 597,401 additional shares of Common Stock issuable upon exercise of certain subscriber warrants ("Subscriber Warrants") and general partner warrants ("General Partner Warrants") and up to 44,824 Subscriber Warrants (the "Registered Securities"), for the account of certain affiliated and nonaffiliated stockholders who may sell their securities from time to time in open market transactions (the "Selling Security Holders"), and up to 616,146 shares of Common Stock which may be issued upon exercise of all outstanding Subscriber Warrants and General Partner Warrants (the "Warrants") issued in connection with a restructuring (the "Restructuring") of Presidential Mortgage Company (the "Partnership"), the Company's predecessor-in-interest, pursuant to which the Company acquired all of the assets and liabilities of the Partnership in exchange for Common Stock on June 27, 1996. The Registered Securities are not being underwritten and the Company will not receive any proceeds from the sale of the Registered Securities. See "Selling Security Holders."

     The Common Stock is traded on the Nasdaq National Market under the symbol "PAMM." On February 13, 1997, the last sale price of the Company's Common Stock was $33.50.

    SEE "RISK FACTORS" ON PAGES 5-8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH PROSPECTIVE INVESTOR.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

     The sale of the Registered Securities may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Security Holders) in the over-the-counter market or in negotiated transactions, through the writing of options on the Registered Securities, through a combination of such methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. If any Selling Security Holder sells his, her or its Registered Securities, or options thereon, pursuant to this Prospectus at a fixed price or at a negotiated price which is, in either case, other than the prevailing market price or in a block transaction to a purchaser who resells, or if any Selling Security Holder pays compensation to a broker-dealer that is other than the usual and customary discounts, concessions or commissions, or if there are any arrangements either individually or in the aggregate that would constitute a distribution of the Registered Securities, a post-effective amendment to the Registration Statement of which this Prospectus is a part would need to be filed and declared effective by the Securities and Exchange Commission before such Selling Security Holder could make such sale, pay such compensation or make such a distribution. The Company is under no obligation to file a post-effective amendment to the Registration Statement of which this Prospectus is a part under such circumstances.

     All expenses incurred in connection with the registration of the Registered Securities, which expenses are not expected to exceed $80,500, are being borne by the Company.

                 THE DATE OF THIS PROSPECTUS IS MARCH   , 1997

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company and the Partnership under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference: the Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; the Partnership's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996 and June 30, 1996; the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996; and the Company's Report on Form 8-K for December 31, 1996.

     All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities under this Prospectus shall be deemed to be incorporated by reference herein and to be a part thereof from the date of filing of such documents, except as to any portion of any future Annual or Quarterly Report to Stockholders which is not deemed to be filed under said provisions or any portion of a Proxy Statement not deemed incorporated herein by reference. Any statement made in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is replaced or modified by a statement contained in a subsequently dated document incorporated by reference or contained in this Prospectus. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written or oral requests for such copies should be directed to Richard B. Fremed, Executive Vice President and Corporate Secretary, 21031 Ventura Boulevard, Suite 102, Woodland Hills, California 91364 (Telephone: (818) 992-8999, ext. 250).

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a registration statement under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities registered hereby. This Prospectus omits certain information contained in said registration statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities, reference is made to the registration statement, including the exhibits thereto. Statements contained herein concerning the contents of any contract or any other document are not necessarily complete, and in each instance, reference is made to such contract or other document filed with the Commission as an exhibit to the registration statement, or otherwise, each such statement being qualified in all respects by such reference.

     The Company is also subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission.

     The registration statement, including exhibits and schedules thereto, and all reports, proxy statements and other information incorporated herein by reference can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission:
The Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and the New York Regional Office, 7 World Trade Center, 12th Floor, New York, New York 10048. Such reports, proxy statements and other information filed by the Company can also be inspected at the offices of the national Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Copies of such materials can also be obtained by mail at prescribed rates upon written request addressed to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's web site (http//:www.sec.gov.)

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and related notes thereto appearing elsewhere in this Prospectus and the documents incorporated herein by reference.

                                  THE COMPANY

     PacificAmerica Money Center, Inc. (the "Company," as previously defined) is a Delaware corporation formed in 1994 as a wholly owned subsidiary of Presidential Mortgage Company, a California limited partnership (the "Partnership," as previously defined), for the purpose of completing a restructuring of the Partnership. On June 27, 1996, the Company and the Partnership completed a restructuring plan dated May 1, 1996 (the "Restructuring"), whereby all of the assets and liabilities of the Partnership were transferred to the Company in exchange for common stock of the Company (the "Common Stock"). Pursuant to the Restructuring Plan, 603,234 shares of Common Stock were issued to partners of the Partnership for their interests in the Partnership and $2,855,600 was paid by the Company to partners electing a "Cash Out Option." As a part of the Restructuring Plan, the Company also sold to the general partner of the Partnership (the "General Partner") 563,333 warrants (the "General Partner Warrants"), each exercisable until December 27, 1997 for one share of Common Stock, at an exercise price of $15.00 per share. Concurrently with the solicitation of consent of the partners of the Partnership for the Restructuring pursuant to the Proxy Statement/Prospectus dated May 14, 1996, the Company made a rights offering to the partners of the Partnership and certain other related persons of the Partnership (the "Rights Offering"), pursuant to which a total of 324,628 shares were subscribed for and issued at $10 per share and 64,893 warrants ("Subscriber Warrants") were also issued to such subscribers, each exercisable until June 27, 1998 for one share of Common Stock at an exercise price of $12.50 per share. Pursuant to a Prospectus dated June 24, 1996, the Company also conducted a public offering of additional shares of Common Stock at $10 per share (the "Public Offering"). A total of 878,210 shares were issued in the Public Offering, including 114,549 shares in connection with the exercise of an over-allotment option by the underwriter of the Public Offering. The Company issued a total of 1,806,072 shares of Common Stock in connection with the Restructuring, the Rights Offering and the Public Offering.

     As of January 31, 1997, due to issuance of 53,120 shares of Common Stock under the Company's Stock Purchase Plan, the issuance of 1,000 shares of Common Stock upon exercise of incentive stock options, the exercise of 1,324 Subscriber Warrants and the exercise of 10,756 General Partner Warrants, a total of 1,872,272 shares of Common Stock, 63,569 Subscriber Warrants and 552,577 General Partner Warrants were outstanding. The shares of Common Stock are listed for trading on the Nasdaq National Market under the symbol "PAMM."

     From the date of its formation in 1981 until 1988, the Partnership's sole business was the direct origination and servicing of real estate secured loans under California consumer and commercial finance lender licenses. In 1988, the Partnership formed Pacific Thrift and Loan Company, a California corporation ("Pacific Thrift"), as a wholly owned subsidiary, to engage in the business of origination, purchase and sale of real estate secured loans under a California thrift and loan license. Pacific Thrift also issues deposits insured by the Federal Deposit Insurance Corporation ("FDIC"), and is therefore subject to regulation by both the FDIC and the California Department of Corporations. Since 1990, substantially all new lending activity has been conducted by Pacific Thrift. The Company also owns another subsidiary, PacificAmerica Lending, Inc. ("PAL"), formed for the purpose of engaging in the lending business under a California finance lender's license and other state licenses where management deems it appropriate. As of the date hereof, PAL has not engaged in significant loan production, but it may become more active in the future, depending upon business requirements.

     Pacific Thrift focuses on the origination of residential real estate loans to borrowers whose credit histories limit their ability to qualify for low-rate financing at more credit sensitive financial institutions. Such loans are generally referred to in the lending industry as "sub-prime" or "B" and "C" credit loans. In 1995, Pacific Thrift began to originate loans for the purpose of sale and securitization. Loan production has continued to increase as Pacific Thrift has steadily expanded its geographic lending areas. As of January 31, 1997, Pacific Thrift is authorized to originate loans in nearly every state of the United States. Pacific Thrift believes that it may continue to expand its lending business as loan volume increases in states in which Pacific Thrift has only recently commenced lending operations. This is a forward looking statement, and the success of Pacific Thrift's efforts to expand its lending business are subject to a number of risks, including the risks described herein under the heading "Risk Factors."

     The Partnership also owned substantially all of the interests in three subsidiaries engaged in the trust deed foreclosure services and posting and publishing businesses, Consolidated Reconveyance Company ("CRC"), a California limited partnership, Lenders Posting and Publishing Company ("LPPC"), a California limited partnership, and Consolidated Reconveyance Corporation ("CRCWA"), a Washington corporation. The Corporation acquired all of the Partnership's interests in these entities in connection with the Restructuring. Effective December 31, 1996, substantially all of the assets of CRC and LPPC and all of the stock of CRCWA were sold as part of the Company's strategy to concentrate all of its financial and human resources on its primary business of residential lending for securitization.

     The Company is organized under the laws of the State of Delaware. The Company's offices are located at 21031 Ventura Boulevard, Suite 102, Woodland Hills, California 91364. Its telephone number is (818) 992-8999.

                                  THE OFFERING

Common Stock offered by the Selling Security
  Holders:                                     up to 343,279 outstanding shares of Common
                                               Stock, up to 597,401 shares of Common Stock
                                               issuable under Subscriber Warrants and General
                                               Partner Warrants and up to 44,824 Subscriber
                                               Warrants
Common Stock Issuable under Subscriber
  Warrants:                                    up to 63,569 shares
Common Stock Issuable under General Partner
  Warrants:                                    up to 552,577 shares
Common Stock outstanding as of January 31,
  1997:                                        1,871,272 shares
Nasdaq National Market Symbol:                 "PAMM"

                                  RISK FACTORS

     An investment in the securities offered hereby involves a high degree of risk. In addition to the other information contained in this Prospectus and information incorporated herein by reference, prospective investors should carefully consider the following risk factors before making an investment. This Prospectus contains and incorporates by reference into it certain forward looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus and incorporated by reference herein should be read as being applicable to all related forward-looking statements wherever they appear in or are incorporated herein by reference into this Prospectus. The Company's actual results could differ materially from those discussed or incorporated herein by reference. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere herein.

     Risk of Continuing Loan Losses. For the years ended December 31, 1995, 1994 and 1993, the Partnership sustained consolidated net operating losses of $1.7 million, $9.5 million and $5.9 million, respectively. These losses were due primarily to losses on portfolio loans secured by California real property originated prior to 1994. At December 31, 1996, the Company continues to hold a combined gross loan portfolio of approximately $9.0 million (net of specific reserves of approximately $.6 million) originated prior to 1994, all of which is secured by California real property. In addition, approximately 86% of the Company's total loan portfolio at December 31, 1996 was secured by California real property. The Company may continue to experience high levels of loan losses on loans originated prior to 1994, because of declines in the value of real property securing these loans since their origination. Further, there can be no assurance that California real property values will not experience future declines, which could cause additional loan losses.

     Regulatory Action. Pacific Thrift is subject to a Memorandum of Understanding ("MOU") with the FDIC which requires Pacific Thrift to: (i) maintain core capital (consisting of shareholders' equity) of 8% or more of its total assets; (ii) maintain adequate reserves for loan losses; (iii) eliminate assets classified "loss" as of September 30, 1995, reduce assets classified "substandard" as of September 30, 1995 to not more than $4,000,000 within 180 days, and reduce all assets classified substandard, doubtful and loss to no more than 50% of capital and reserves by September 30, 1996; (iv) obtain FDIC approval before opening additional offices; (v) develop strategies to stabilize its net interest margin on portfolio loans and develop procedures to implement these strategies; and (vi) furnish written quarterly progress reports to the FDIC detailing actions taken to comply with the MOU. Management believes that Pacific Thrift has taken all actions necessary to meet the requirements of the MOU, although there can be no assurance that it will be able to meet these requirements in the future. If the conditions of the MOU were not met, Pacific Thrift could be subject to further regulatory enforcement action which could have a material adverse effect upon its business. Pacific Thrift will remain subject to the MOU until it is terminated by the FDIC; the FDIC may determine to retain the MOU, even after the conditions have been met, for any length of time which it determines to be appropriate.

     Reliance on Primary Loan Purchaser. For the years ended December 31, 1996 and 1995, Aames Capital Corporation ("Aames") was the largest purchaser of loans originated for sale by Pacific Thrift, representing approximately 81% and 85%, respectively, of all residential loans sold by Pacific Thrift. In December 1996, Pacific Thrift entered a new loan sale agreement with Advanta Mortgage Conduit Services, Inc. and Advanta Mortgage Corp. USA, upon terms substantially similar to its loan sale agreement with Aames, under which Pacific Thrift has sold substantial amounts of its monthly loan production during the first month of 1997. Management believes that it has excellent working relationships with Aames and Advanta, and anticipates these relationships to continue in the future. In the event that Pacific Thrift were to terminate sales of loans to Aames and Advanta, management believes that Pacific Thrift could develop relationships with other purchasers, including some to whom it currently sells loans, which could replace the volume of loans sold to Aames and Advanta. However, there can be no assurance that this would occur, or that the pricing or other terms would be as favorable as current arrangements with Aames and Advanta.

     Competition in the Lending Industry. For the past five years, the lending industry has experienced substantial consolidation, as large banks and mortgage banks have acquired smaller lending operations. In addition, the residential lending market has substantially changed as a result of the proliferation of securitization of residential loans. Larger institutions often are able to reduce loan origination costs, and thereby reduce rates to borrowers, which increases price competition among lenders. In addition, as more loans have become eligible for securitization, competition for loan product has driven interest margins down on residential loans. To meet these challenges, Pacific Thrift has changed its lending business to emphasize the origination of securitizable loans for sale. There are many mortgage lenders which are also seeking to increase the volume of loans they originate for sale and securitization. There can be no assurance that Pacific Thrift will continue to increase the volume of loans originated for sale, which is necessary for the Company to operate profitably. Further, there can be no assurance that future changes will not occur in the lending industry which make it more difficult for Pacific Thrift to operate profitably.

     Pacific Thrift has significant competition for all loans from other thrift and loans, commercial banks, savings and loan associations, credit companies, mortgage bankers and, to a lesser extent, life insurance companies and pension funds. Pacific Thrift also faces competition for depositors' funds from banks, savings and loans, other thrift and loans, credit unions and, increasingly, from mutual funds and life insurance annuity products.

     Exposure to Interest Rate Risk. Although interest rate risks are minimized on loans originated for sale, the Company's profitability on portfolio loans may be adversely affected by rapid changes in interest rates. Pacific Thrift has sought to limit interest rate risk by generally maintaining a majority of portfolio loans as adjustable rate loans that can adjust upward when interest rates increase. Management attempts to match interest sensitive assets with interest sensitive liabilities to minimize the impact on profitability of fluctuations in interest rates. Nonetheless, fluctuations in interest rates due to general economic conditions and other economic factors beyond management's control can have adverse effects on borrowers' abilities to repay loans and on the Company's future profitability. A rise in interest rates could result in more defaults and loan losses if borrowers are unable to pay the higher rates. A reduction in interest rates, on the other hand, could increase prepayments, which could reduce the value of certain securitization fees retained by Pacific Thrift on loans sold to Aames and Advanta.

     In addition, rapid changes in interest rates could result in an adverse impact on net interest income earned on the Company's combined loan portfolio. For example, if interest rates rise rapidly, variable rate loans will stop repricing as interest rate caps on such loans take effect. The Company's variable rate loans typically have lifetime interest rate caps that limit rate increases to five percent (or 10 percent in some cases). Conversely, if interest rates decline, if, as is sometimes the case, the Company is asset sensitive, its assets will tend to reprice downward more rapidly than its liabilities, causing a decrease in net interest income. Management believes a prolonged decline in interest rates, however, would tend to increase net interest income, as variable rate loans would reach their interest rate floors, which are typically at their origination rate, while rates paid on liabilities would continue to decline.

     Concentration of California Real Property Securing Loan Portfolio. At December 31, 1996, approximately 86% of all loans in the combined loan portfolio, on an aggregate principal balance basis, were secured by real property located in California, including approximately 65% in Southern California and approximately 21% in Northern California. The remaining 14% of all loans are secured by real property located in other states, primarily New York, Washington, Oregon and Florida. However, Pacific Thrift's policy is to limit the concentration of loans in any one zip code area to no more than 5% of all loans held in its portfolio. Concentration of collateral in any one geographic area may increase the risk of loss should conditions in that geographic area deteriorate. The California economy suffered a serious economic recession from 1990 through 1994. While the California economy exhibited positive trends in 1995 and 1996, residential property values continued to decline in 1995 in some parts of the state, including Southern California. A worsening of economic conditions in the state could have an adverse effect on the Company's business, including reducing the demand for new loans, limiting the ability of borrowers to pay existing loans and impairing the value of real property collateral and real property acquired in foreclosure ("OREO").

     Environmental Risks. Under various federal, state and local environmental laws and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous substances on, under or in such property. In addition, any person or entity who arranges for the disposal or treatment of hazardous substances may also be liable for the costs of removal or remediation of hazardous substances at the disposal or treatment facility. Such laws and regulations often impose liability regardless of fault, and liability has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. Pursuant to these laws and regulations, under certain circumstances, a lender may become liable for the environmental liabilities in connection with its borrowers' properties, if, among other things, it either forecloses or participates in the management of its borrowers' operation or hazardous substances handling or disposal practices. In addition, federal law and certain state counterparts impose a statutory lien, which may be prior to a lender's interest securing a loan, for certain costs incurred in connection with removal or remediation of hazardous substances. Other laws and regulations may also require the removal or remediation of hazardous substances located on a property before such property may be sold or transferred.

     In 1993, the Partnership and Pacific Thrift acquired two properties in foreclosure which were used by borrowers unaffiliated with the Partnership for metal plating operations involving hazardous materials. After acquisition of the two properties, the Partnership and Pacific Thrift each received notices from local government authorities requiring removal of hazardous materials left by the prior owners of each of the properties and remediation of soil contamination. Remediation was completed on both properties, and both have been sold. Although management believes that the Company should have no further liability with respect to the two properties, there can be no assurance that additional contamination will not be discovered, for which the Company may be obligated for the cost of additional remediation. In addition, although management is not aware of any other properties containing contamination or hazardous substances, there can be no assurance that such contamination or substances will not be discovered on any property in the future, or that the cost of any required removal or remediation or related liabilities on any such property would not be material or substantially exceed the value of the property, or that the Company's ability to sell the property would not be adversely affected.

     Since 1994, it has been Pacific Thrift's policy to identify and review certain environmental issues pertaining to its borrowers and the properties securing the loans of its borrowers prior to making any loan and foreclosing on property. If such review reveals any environmental issues, a Phase I environmental audit (which generally involves a physical inspection without any sampling) and under certain circumstances, a Phase II environmental audit (which generally involves sampling) may be conducted by an independent environmental consultant. It is also Pacific Thrift's current policy with respect to loans secured by income producing property to automatically conduct a toxic screen or Phase I environmental audit prior to foreclosing on such property if a Phase I audit was not done at the time of loan origination. Under certain circumstances, Pacific Thrift may decide not to foreclose on a property. There can be no assurances that such a review, toxic screen, Phase I environmental audits or Phase II environmental audits have identified or will identify all potential environmental liabilities that may exist with respect to a foreclosed property or a property securing any loan or that historical, current or future uses of such property or surrounding properties will not result in the imposition of environmental liability on Pacific Thrift.

     Government Regulation. Pacific Thrift is subject to extensive governmental supervision, regulation and control. Future legislation may have the effect of increasing the cost of doing business, limiting or expanding permissible activities of, or affecting the competitive balance between banks and other financial institutions. Other applicable laws, regulations, interpretations and enforcement policies have been subject to significant and sometimes retroactively applied changes in recent years and may be subject to significant future changes. There can be no assurance that future changes will not adversely affect the business of Pacific Thrift, and thereby negatively impact the Company.

     Absence of Dividends. To the extent that the Company has net income in the future, the Board of Directors may, but is not required to, declare dividends on the Common Stock. The Board of Directors does not intend to consider the payment of any dividends until the fourth quarter of 1997, depending upon the earnings and financial condition of the Company and its operating subsidiaries. Payment of future dividends will be subject to the discretion of the Board of Directors and will depend upon the consolidated earnings and financial condition of the Company, the capital requirements of Pacific Thrift, applicable governmental policies and regulations and such other matters as the Board deems appropriate. Pacific Thrift's ability to pay cash dividends is limited by the provisions of California law with respect to licensed industrial loan companies and by regulatory policies of the FDIC and the DOC.

     Management Control. The Company has a number of provisions in its Certificate of Incorporation and its Bylaws which limit the right of the Stockholders to change the management of the Company or approve certain business combinations, including the election of only one-third of the total number of directors annually, the requirement that an elected director be removed only for cause and only upon the vote of 66 2/3% of the total outstanding Common Stock, the requirement that the number of directors may be increased or decreased only by a majority vote of the directors then in office, the requirement that any vacancy on the Board of Directors be filled only by a majority vote of directors then in office, the requirement that certain business combinations be approved by 66 2/3% of the outstanding Common Stock unless the transaction is first approved by the Board of Directors, and the requirement that amendments to these provisions be adopted by 66-2/3% of the outstanding Common Stock. In addition, stockholders have no right to call special meetings, and no right to take actions by written consent unless approved by the Board of Directors. See "DESCRIPTION OF THE CAPITAL STOCK OF THE CORPORATION -- Anti-Takeover Provisions."

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of Registered Securities offered by the Selling Security Holders, but will receive funds from the exercise of any Warrants. Any such funds will be used for working capital.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the directors and executive officers of the Company. The Company's Restated Certificate of Incorporation states that the Board of Directors shall be divided into three classes of directors, with the directors in each class elected for three-year staggered terms except for the initial directors. The terms of the initial Board will expire at the annual meetings of stockholders in 1997, 1998 and 1999. Officers will serve at the pleasure of the Board of Directors, subject to restrictions set forth in employment agreements. See
"MANAGEMENT -- Employment Agreements."

                                              PRINCIPAL OCCUPATION OR EMPLOYMENT AND
          NAME              AGE                 OCCUPATION FOR THE PAST FIVE YEARS
------------------------    ---     ----------------------------------------------------------
Joel R. Schultz(3)          60      Chairman of the Board, President, Chief Executive Officer
                                    and Chief Operating Officer of the Company since 1994;
                                    Chief Managing Officer of the Partnership from 1981 to
                                    June 1996; Chairman of the Board and Chief Executive
                                    Officer of Pacific Thrift since 1988 and President of
                                    Pacific Thrift from 1988 to December 1993; director of CRC
                                    Washington since November 1995; President, Chief Executive
                                    Officer and Chief Operating Officer of PAL; California
                                    licensed attorney-at-law; certified public accountant;
                                    California licensed real estate broker.
Richard D. Young(1)         57      Director and Senior Executive Vice President of the
                                    Company and PAL since 1994; President and Chief Operating
                                    Officer of Pacific Thrift from November 1993 to present;
                                    director of Pacific Thrift from November 1993 to present;
                                    President and Chief Executive Officer of Topa Thrift and
                                    Loan from 1983 to 1993; President of Thrift Guaranty
                                    Corporation from 1984 to 1988; director of Thrift Guaranty
                                    Corporation from 1983 to 1988 and from 1989 to 1995, when
                                    the Thrift Guaranty Corporation was liquidated; member,
                                    Mortgage Bankers Association Secondary and Capital Markets
                                    Committee; member, California Association of Thrift and
                                    Loan Companies ("CATL") Regulatory Committee; chairman,
                                    CATL Executive Committee; former chairman, CATL
                                    Legislative Committee; Vice President of CATL
                                    (1995-present).
Norman A. Markiewicz        50      Executive Vice President of the Company; Chief Operating
                                    Officer of the Partnership from 1981 to June 1996; Chief
                                    Operating Officer of Pacific Thrift from 1988 to September
                                    1993; Executive Vice President of Pacific Thrift from 1993 to present; director of Pacific Thrift from 1988 to
                                    present; Executive Vice President and director of PAL.
Richard B. Fremed           54      Executive Vice President and Secretary of the Company;
                                    Chief Financial Officer of the Partnership from 1981 to
                                    April 1994; Chief Financial Officer of Pacific Thrift from
                                    1988 to December 1993; Secretary of Pacific Thrift from
                                    December 1988 to present; Treasurer of Pacific Thrift from
                                    December 1993 to present; director of Pacific Thrift from
                                    1988 to present, Secretary and a director of PAL;
                                    certified management accountant and California licensed
                                    real estate sales person.
Frank Landini               45      Executive Vice President of Pacific Thrift since December
                                    1994; Senior Vice President of Pacific Thrift from October
                                    1993 to December 1994; Senior Vice President of Topa
                                    Thrift and Loan from 1983 to 1993.
Charles J. Siegel           46      Chief Financial Officer and Assistant Secretary of the
                                    Company since 1994; Chief Financial Officer of Pacific
                                    Thrift from December 1993 to present; Chief Financial
                                    Officer of the Partnership from May 1994 to present; Chief
                                    Financial Officer of Topa Thrift and Loan from 1983 to
                                    1993; certified public accountant.

                                              PRINCIPAL OCCUPATION OR EMPLOYMENT AND
          NAME              AGE                 OCCUPATION FOR THE PAST FIVE YEARS
------------------------    ---     ----------------------------------------------------------
Russell G. Allison(1)       40      Director of the Company since June 1996; director of
                                    Pacific Thrift from June 1992 to present; Vice President
                                    of Smith Barney from October 1994 to present; Vice
                                    President of Kidder, Peabody & Co., Inc. from January 1994 to October 1994; Assistant Vice President of Kidder,
                                    Peabody & Co., Inc. from 1983 to 1993.
James C. Neuhauser(2)       38      Director of the Company since June 1996; director of
                                    Pacific Thrift since September 1996; Executive Vice
                                    President of Friedman, Billings, Ramsey & Company, Inc.
                                    from March 1993 to present; Senior Vice President, Trident
                                    Financial Corporation from 1986 to 1993. Chartered
                                    Financial Analyst.
Paul D. Weiser(3)           60      Director of the Company since June 1996, director of
                                    Pacific Thrift since September 1996; from 1968 to present
                                    Senior Vice President, Secretary and General Counsel of
                                    Dataproducts Corporation, a manufacturer and seller of
                                    computer printers and related products; licensed
                                    California attorney-at-law; Chairman, Advisory Committee
                                    of the Securities and Exchange Commission on Shareholder
                                    Communications.

---------------

(1) Terms of office will expire in 1997.

(2) Term of office will expire in 1998.

(3) Term of office will expire in 1999.

BOARD OF DIRECTORS AND COMMITTEES

     The business of the Company's Board of Directors will be conducted through its meetings, as well as through meetings of its committees. Set forth below is a description of the committees of the Board.

     The Audit Committee will review and report to the Board on various auditing and accounting matters, including the annual audit report from the Company's independent public accountants. The Audit Committee consists of James C. Neuhauser and Russell G. Allison. Mr. Neuhauser is its Chairman.

     The Employee Compensation Committee will determine the salary and bonus structure for the Company's employees who are not employed under written contracts and will also determine the annual bonuses of Messrs. Markiewicz, Fremed and Siegel. The Employee Compensation Committee consists of Joel R. Schultz and Richard D. Young. Mr. Schultz is its Chairman.

     The Executive Compensation and Stock Option Committee will determine the salary and performance-based bonuses of the Company's executive officers, appropriate awards under the Company's 1995 Stock Option Plan and administer the Company's Retirement Plans. See "MANAGEMENT -- Plans and Arrangements -- 1995 Stock Option Plan" and "-- Retirement Plan." The Executive Compensation and Stock Option Committee consists of Paul Weiser and Russell G. Allison. Mr. Weiser is its Chairman.

     The Executive Committee will have the authority to act on behalf of the full Board of Directors in between meetings of the Board, except that the Executive Committee will not have the authority to amend the Certificate of Incorporation or the Bylaws of the Company, adopt an agreement of merger or consolidation, recommend to the stockholders a dissolution of the Company or a revocation of dissolution or remove or indemnify a director. To the extent authorized by the Board of Directors, the Executive Committee will also be authorized to declare dividends of the Company and to issue shares of authorized and unissued Common Stock or any series of Preferred Stock of the Company. The Executive Committee will also act as the Nominating Committee that nominates officers and directors of the Company for election. The Executive Committee consists of Joel R. Schultz and Paul Weiser. Mr. Schultz is its Chairman.

COMPENSATION OF BOARD OF DIRECTORS

     The Company's pays fees to its officer and non-officer directors for serving on the Board of Directors and for their attendance at Board and committee meetings. The Company pays each employee director an annual fee of $500, plus $200 per board or committee meeting attended. The Company pays each non-employee director an annual fee of $2,500 (increased to $5,000 for 1997), plus $750 (increased to $1,000 for 1997) for each board meeting attended, plus $300 for each telephonic meeting of over 30 minutes in length, plus $350 (increased to $500 for 1997) per committee meeting for committee chairman and $250 (increased to $400 for 1997) per committee meeting for other committee members. The Corporate Secretary receives a fee of $200 per meeting attended.

     Each of Pacific Thrift and PAL also pay fees to its officer and non-officer directors for serving on the Board of Directors and for their attendance at Board and committee meetings. Pacific Thrift pays the same fees as the Company pays to its officer and non-officer directors. PAL pays each employee director an annual fee of $250 plus $200 for each meeting attended, and each non-employee director an annual fee of $1,000, plus $500 for each board meeting attended, plus $200 for each telephonic meeting of over 30 minutes in length, plus $350 per committee meeting for committee chairman or $250 per committee meeting for other committee members. The Corporate Secretary receives a fee of $200 per meeting attended. Only one meeting fee is paid for meetings of the Boards of Directors of the Company and one or more of its subsidiaries on the same day and for meetings of two or more committees of the Board of Directors of the Company or any of its subsidiaries on the same day. It is the policy of the Board of Directors to have as many board and committee meetings on the same day as possible.

EXECUTIVE COMPENSATION

     Summary of Cash and Certain Other Compensation. The following table sets forth certain summary information concerning compensation paid or accrued by the General Partner, the Partnership and Pacific Thrift, prior to June 27, 1996 and by the Company after June 27, 1996, to or on behalf of the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company (the "Named Executives").

                                                                   ACTUAL ANNUAL
                                                                   COMPENSATION          SECURITIES
                                                              -----------------------    UNDERLYING
             NAME AND PRINCIPAL POSITION               YEAR   SALARY($)(1)   BONUS($)   OPTIONS(#)(2)
-----------------------------------------------------  -----  ------------   --------   -------------
Joel R. Schultz,(2)..................................   1996    $450,704     $249,100(3)     48,000
Chief Executive Officer,                                1995    $400,466       -0-
Presidential and Pacific Thrift                         1994    $214,200       -0-
Richard D. Young, President and......................   1996    $379,583     $249,100(3)     50,000
Chief Operating Officer, Pacific                        1995    $214,273       -0-
Thrift                                                  1994    $161,600       -0-
Frank Landini,.......................................   1996    $209,600     $182,112       18,000
Executive Vice President --                             1995    $159,600       -0-
Wholesale Lending Division,                             1994    $109,600       -0-
Pacific Thrift
Kenneth Carmona(4),..................................   1996    $176,733       -0-           9,000
President,                                              1995    $150,000       -0-
CRC and LPPC                                            1994    $150,150       -0-
Charles J. Siegel,...................................   1996    $215,244       -0-          13,000
Chief Financial Officer,                                1995    $144,400       -0-
Presidential and Pacific Thrift                         1994    $125,967       -0-

---------------

(1) The amounts specified above include automobile allowances and directors' fees, but do not include life insurance or medical insurance premiums for benefits in excess of group benefits provided to employees, the aggregate amount of which do not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for each of the above named executives in each reported year.

(2) All options shown in this column were granted after June 27, 1997 and are exercisable at a price equal to the fair market value of the options on the date of grant.

(3) Represents amount estimated and accrued for based on preliminary operating results for 1996, to be paid in 1997 upon determination of operating results in accordance with the terms of their employment agreements. See "Employment Agreements."

(4) Includes amounts paid to a wholly owned corporation of Mr. Carmona. Mr. Carmona terminated his employment with the Company effective as of December 31, 1996, upon the sale of the assets of CRC and LPPC and the stock of CRCWA to two new entities substantially owned by Mr. Carmona.

EMPLOYMENT AGREEMENTS

     The Company entered into employment agreements with Messrs. Joel R. Schultz, Richard D. Young, Kenneth A. Carmona, Norman A. Markiewicz and Richard
B. Fremed, effective as of the closing date of the Restructuring. In addition, Pacific Thrift entered into an employment agreement with Mr. Frank Landini, which became effective as of January 1, 1996. The employment agreement with Mr. Carmona was terminated effective December 31, 1996, upon the sale of CRC, LPPC and CRCWA to entities controlled by Mr. Carmona. On January 1, 1997, the Company entered an employment agreement with Charles J. Siegel.

     The employment agreement with Mr. Schultz provides for an initial term of three years, which will be automatically extended for additional one year terms thereafter unless either party gives at least six months written notice of its or his intention not to renew the agreement. Mr. Schultz is employed as the President and Chief Executive Officer of the Company, Chief Executive Officer of Pacific Thrift, and President and Chief Executive Officer of PAL. Mr. Schultz' annual salary is $225,000 per year, as adjusted annually for increases in the cost of living index, plus an annual bonus of 2 1/2% of the net pre-tax profits of the Company if the Company earns net after tax profits (after payment of annual bonuses) equal to a minimum return on equity (as determined on the Closing Date of the Restructuring with respect to 1996 and on January 1 of each succeeding calendar year) of 20% (reduced to 10% for each year after the Company reaches equity of at least $20 million). The bonus will increase to 5% of the net pre-tax profits of the Company if the Company earns net after tax profits equal to a minimum return on equity of 30% or more (reduced to 20% for each year after the Company reaches equity of at least $20 million). For 1996, the bonus will include only net profits of the Company from the Closing Date of the Restructuring through December 31, 1996. The bonus will be reduced to the extent necessary to allow the Company to retain the applicable minimum return on equity. Up to 50% of each year's annual bonus will be payable in quarterly installments during the applicable year for which the bonus is earned, determined by annualizing the quarterly return on equity for each of the first three quarters of the year. Mr. Schultz is not eligible to participate in the employee cash bonus pool of the Company.

     The employment agreement with Mr. Young provides for an initial term of two years, which will be automatically extended for additional one year terms thereafter unless either party gives at least six months written notice of its or his intention not to renew the agreement. Mr. Young is employed as the President of Pacific Thrift and Senior Executive Vice President of the Company and PAL. Mr. Young's annual salary is $225,000 per year, as adjusted annually for increases in the cost of living index, plus an annual bonus of 2 1/2% of the net pre-tax profits of the Company if the Company earns net after tax profits (after payment of annual bonuses) equal to a minimum return on equity (as determined on the Closing Date of the Restructuring with respect to 1996 and on January 1 of each succeeding calendar year) of 20% (reduced to 10% for each year after the Company reaches equity of at least $20 million). The bonus will increase to 5% of the net pre-tax profits of the Company if the Company earns net after tax profits equal to a minimum return on equity of 30% or more (reduced to 20% for each year after the Company reaches equity of at least $20 million). For 1996, the bonus will include only net profits of the Company from the Closing Date of the Restructuring through December 31, 1996. The bonus will be reduced to the extent necessary to allow the Company to retain the applicable minimum return on equity. Up to 50% of each year's annual bonus will be payable in quarterly installments during the applicable year for which the bonus is earned, determined by annualizing the quarterly return on equity for each of the first three quarters of the year. Mr. Young is not eligible to participate in the employee cash bonus pool of the Company.

     The employment agreement with Mr. Siegel provides for a term of two years, which will be automatically extended for additional one year terms thereafter unless either party gives at least six months written notice of its or his intention not to renew the agreement. Mr. Siegel is employed as Chief Financial Officer of the Company, PAL and Pacific Thrift. Mr. Siegel's annual salary is $160,000 per year, as adjusted annually for increases in the cost of living index, and Mr. Siegel is also eligible to participate in the employee cash bonus pool of the Company.

     The employment agreement with Mr. Markiewicz provides for a term of one year, which will be automatically extended for additional one year terms thereafter unless either party gives at least six months written notice of its or his intention not to renew the agreement. Mr. Markiewicz is employed as Executive Vice President of the Company, PAL and Pacific Thrift. Mr. Markiewicz' annual salary is $135,000 per year, as adjusted annually for increases in the cost of living index, and Mr. Markiewicz is also eligible to participate in the employee cash bonus pool of the Company.

     The employment agreement with Mr. Fremed provides for a term of one year, which will be automatically extended for additional one year terms thereafter unless either party gives at least six months written notice of its or his intention not to renew the agreement. Mr. Fremed is employed as Executive Vice President and Secretary of the Company, and PAL, and Secretary and Treasurer of Pacific Thrift. Mr. Fremed's annual salary is $125,000 per year, as adjusted annually for increases in the cost of living index, and Mr. Fremed is eligible to participate in the employee cash bonus pool of the Company.

     The employment agreements of Messrs. Schultz, Young, Siegel, Markiewicz and Fremed provide that an executive may voluntarily terminate his employment with the Company upon the occurrence of a corporate change, as defined in the employment agreement. In that event, the employee will be entitled to continuation of certain benefits, and severance pay equal to a percentage of his salary and bonus as provided in his agreement. Corporate changes under the employment agreements include any one (or more) of the following events: (i) any person, including a group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of shares of the Company with respect to which twenty percent (20%) or more of the total number of votes for the election of the Board may be cast; (ii) as a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, or contested election for the Board, or combination of the foregoing, persons who were directors of the Company just prior to such event(s) shall cease to constitute a majority of the Board; (iii) a transaction in which the Company will cease to be an independent publicly owned corporation that is required to file quarterly and annual reports under the Securities Exchange Act of 1934, or a sale or other disposition of all or substantially all the assets of the Company (including but not limited to the assets or stock of Company's subsidiaries that results in all or substantially all of the assets or stock of Company on a consolidated basis being sold); (iv) a tender offer or exchange offer is made for shares of the Company's Common Stock (other than one made by the Company) and shares of Common Stock are acquired thereunder; (v) the stockholders of the Company cause a change in the majority of the members of the Board within a twelve (12) month period; provided, however, that the election of one or more new directors shall not be deemed to be a change in the membership of the Board if the nomination of the newly elected directors was approved by the vote of three-fourths of the directors then still in office who were directors at the beginning of such twelve (12) month period; (vi) with respect to Joel Schultz only, a change in his duties or a reduction in compensation and
(vii) with respect to Charles Siegel only, a change in the Chief Executive Officer and Senior Executive President of the Company.

     The Company retains the right to terminate the employment agreement in the event of an employee's physical or mental disability which renders him unable to perform under the agreement for any period of one hundred and twenty consecutive days or for an aggregate period of one hundred and twenty or more days during any twelve-month period. In the event of termination due to disability, an employee would be entitled to receive as disability compensation a lump sum payment equal to the annual bonus earned by employee during the fiscal year preceding the year of termination, one year's annual salary, payable not less frequently than monthly and continuation of certain benefits for the greater of one year or the remainder of the term under the agreement. In the event of death, an employee's personal representative is entitled to receive as a death benefit, in addition to any other payments which he may be entitled to receive under any of the Company's benefit plans, payment of one year's salary, payable not less frequently than monthly. In addition, the personal representative of Mr. Schultz or Mr. Young would be entitled to receive a lump sum payment equal to the higher of the bonus earned in the prior year or the bonus that would have been earned in the current year had the employee continued his employment for the full year.

     The Company will have the right to terminate the employee for cause, which is defined in the agreement as conviction of a felony or any crime involving moral turpitude, commission of an act of fraud, theft or embezzlement against the Company, or conduct materially injurious to the Company's business or reputation. In the event of termination of the agreement without cause, the employee would be entitled to the continuation of certain benefits and severance pay for either six months or one year, as provided in his agreement.

     Mr. Landini is employed as Executive Vice President of Pacific Thrift for a term of two years by Pacific Thrift, which will be automatically extended for additional one year terms thereafter unless either party gives at least six months written notice of its or his intention not to renew the agreement. Mr. Landini receives an annual base salary of $150,000, as adjusted annually for increases in the cost of living index. Mr. Landini will also receive an annual bonus based upon net profits earned from wholesale loans originated by Pacific Thrift for sale (the "Securitizable Loan Division"), over which Mr. Landini has primary responsibility. Net profits from the Securitizable Loan Division consists of revenues earned from premiums on loan sales, net interest earned on securitizable loans prior to sale, and net fees charged to borrowers (less fees paid to brokers and other referral sources) less employee related and overhead expenses of the Securitizable Loan Division. For the 1996 fiscal year, up to $100,000 of Mr. Landini's bonus plus one-half of any bonus earned in excess of $200,000 will be paid in January 1997, and any bonus earned between $100,000 and $200,000, plus one-half of the bonus earned in excess of $200,000, will be payable 36 months later unless Mr. Landini's employment is terminated voluntarily by him or by Pacific Thrift "for cause." For fiscal years after 1996, one-half of the bonus earned for each year is payable in January of the following year, and the remaining half is payable 36 months later unless Mr. Landini's employment is terminated voluntarily by him or by Pacific Thrift for cause. If Mr. Landini's employment agreement continues for a total of ten years or more, the provision delaying one-half of his bonus for 36 months will terminate. Events which are deemed termination "for cause" include conviction of a felony or any crime involving moral turpitude, commission of an act of fraud, theft or embezzlement against Pacific Thrift or conduct materially injurious to Pacific Thrift's business or reputation. Mr. Landini is not eligible for the employee bonus pool.

PLANS AND ARRANGEMENTS

     Employees of the Company, including executive officers, are entitled to participate in various benefit plans established by the Company and approved by the Board of Directors and the Partnership, as the sole stockholder of the Company, prior to the Restructuring.

1995 STOCK OPTION PLAN

     The 1995 PacificAmerica Money Center, Inc. Stock Option Plan (the "1995 Plan") is designed to promote and advance the interests of the Company and its stockholders by (1) enabling the Company to attract, retain, and reward managerial and other key employees and non-employee directors, and (2) strengthening the mutuality of interests between participants and the stockholders of the Company in its long term growth, profitability and financial success by offering stock options.

       Summary of the 1995 Plan. The 1995 Plan empowers the Company to award or grant from time to time until December 31, 2003, when the 1995 Plan expires except with respect to options then outstanding, to officers, directors and key employees of the Company and its subsidiaries, Incentive and Non-Qualified Stock Options ("Options") authorized by the Committee which will administer the 1995 Plan.

       Administration. The 1995 Plan is administered by the Executive Compensation and Stock Option Committee of the Board of Directors (the "Committee"). The 1995 Plan provides that the Committee must consist of at least two non-employee directors of the Company within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and "outside directors" within the meaning of proposed Treasury Regulations sec. 1.162-27(c)(3). The Committee has the sole authority to construe and interpret the 1995 Plan, to make rules and procedures relating to the implementation of the 1995 Plan, to select participants, to establish the terms and conditions of Options and to grant Options, with broad authority to delegate its responsibilities to others, except with respect to the selection for participation of, and the granting of Options to, persons subject to Sections 16(a) and 16(b) of the Exchange Act. Members of the

Executive Compensation and Stock Option Committee are not be eligible to receive discretionary Options under the 1995 Plan.

       Eligibility Conditions. Managerial employees, including all officers of the Company, and other key employees of the Company and its subsidiaries who hold positions of significant responsibility and nonemployee directors will be eligible to receive Options under the 1995 Plan. Non-employee directors are only eligible to receive Non-Qualified Stock Options under the 1995 Plan. Except for Non-Qualified Stock Options granted to non-employee directors, the selection of recipients of, and the nature and size of, Options granted under the 1995 Plan will be wholly within the discretion of the Committee. The 1995 Plan is subject to specific formula provisions relating to the grant of options to non-employee directors, the exercisability of Incentive Stock Options and the total shares available for option grants. In addition, there is a 50,000 share limit on the number of shares of Common Stock in respect of which any type of Options may be granted to any person in each calendar year.

       Shares Subject to 1995 Plan. The maximum number of shares of Common Stock in respect of which Options may be granted under the Plan (the "Plan Maximum") is 250,000 with an increase of two percent (2%) of the total issued and outstanding shares of the Common Stock on the first day of each subsequent calendar year, up to a maximum 330,000 shares, commencing January 1, 1997.

     For the purpose of computing the total number of shares of Common Stock available for Options under the 1995 Plan, the above limitations shall be reduced by the number of shares of Common Stock subject to issuance upon exercise or settlement of Options, determined at the date of the grant of such Options. However, if any Options are forfeited, terminated, settled in cash or exchanged for other Options or expire unexercised, the shares of Common Stock previously subject to such Options shall again be available for further Option grants. The shares of Common Stock which may be issued to participants in the 1995 Plan may be either authorized and unissued Common Stock or issued Common Stock reacquired by the Company. No fractional shares may be issued under the 1995 Plan.

     The maximum numbers of shares of Common Stock in payment of Options granted or which may be subject to Options, as applied to the 1995 Plan and its several components, are subject to appropriate equitable adjustment in the event of a reorganization, stock split, stock dividend, combination of shares, merger, consolidation or other recapitalization of the Company.

       Transferability. No Option granted under the 1995 Plan, and no right or interest therein, is assignable or transferable by a participant except by will or the laws of descent and distribution.

       Term, Amendment and Termination. The 1995 Plan will terminate on December 31, 2003, except with respect to Options then outstanding. The Board or Directors may amend or terminate the 1995 Plan at any time, except that, (i) to the extent restricted by Rule 16b-3 promulgated under the Exchange Act, as amended and in effect from time to time (or any successor rule), the Board of Directors may not, without approval of the Stockholders of the Company, make any amendment that would (1) increase the total number of shares available for issuance (except as permitted by the 1995 Plan to reflect changes in capital structure), (2) materially change the eligibility requirements, or (3) materially increase the benefits accruing to participants under the 1995 Plan, and (ii) the provisions of the 1995 Plan governing the award of options to Non-Employee Directors may not be amended more than once every six months other than to comport with changes to the Code, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or the regulations promulgated thereunder.

       Change of Control. The 1995 Plan provides that the exercisability of outstanding Options shall be accelerated upon any of the following events: (i) any person, including a group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of shares of the Company with respect to which twenty percent (20%) or more of the total number of votes for the election of the Board may be cast; (ii) as a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, or contested election for the Board, or combination of the foregoing, persons who were directors of the Company just prior to such event(s) shall cease to constitute a majority of the Board; (iii) a transaction in which the Company will cease to be an independent publicly owned corporation that is required to file quarterly and annual reports under the Securities Exchange Act of 1934, or a sale or other disposition of all or substantially all the assets of the Company (including but not limited to the assets or stock of Company's subsidiaries that results in all or substantially all of the assets or stock of Company on a consolidated basis being sold); (iv) a tender offer or exchange offer is made for shares of the Company's Common Stock (other than one made by the Company ) and shares of Common Stock are acquired thereunder; or (v) the stockholders of the Company cause a change in the majority of the members of the Board within a twelve (12) month period; provided, however, that the election of one or more new directors shall not be deemed to be a change in the membership of the Board if the nomination of the newly elected directors was approved by the vote of three-fourths of the directors then still in office who were directors at the beginning of such twelve (12) month period.

     Incentive Stock Options. Options designated as Incentive Stock Options, within the meaning of Section 422 of the Code, in respect of up to the Plan Maximum may be granted under the 1995 Plan. The number of shares of Common Stock in respect of which Incentive Stock Options are first exercisable by any optionee during any calendar year shall not have a fair market value (determined at the date of grant) in excess of $100,000 (or such other limit as may be imposed by the Code). To the extent the fair market value of the shares for which options are designated as Incentive Stock Options that are first exercisable by any optionee during any calendar year exceed $100,000, the excess amount shall be treated as Non-Qualified Stock Options. Incentive Stock Options shall be exercisable for such period or periods, not in excess of ten years after the date of grant, as shall be determined by the Committee.

     Grant of Incentive Stock Options. As of December 31, 1996 a total of 227,400 Incentive Stock Options were held by certain key employees, including the executive officers, of the Company, at exercise prices ranging from $10 to $30 per share. For employees who were employed by the Partnership for five years or more, options become exercisable 20% after the first six months following the grant, and an additional 20% on the first, second, third and fourth anniversary dates of the grant thereafter. For employees who were employed by the Partnership for less than five years, options become exercisable 25% on each of the first, second, third and fourth anniversary dates of the grant.

     The Named Executives of the Company received grants of Incentive Stock Options during the year ended December 31, 1996 for the following amounts of shares of Common Stock. None of such options has been exercised, and all of such options were held by the Named Executives as of December 31, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                              POTENTIAL
                                                                                          REALIZABLE VALUE
                                         INDIVIDUAL GRANTS                                AT ASSUMED ANNUAL
                           ---------------------------------------------                        RATES
                            NUMBER OF      % OF TOTAL                                      OF STOCK PRICE
                           SECURITIES       OPTIONS                                         APPRECIATION
                           UNDERLYING      GRANTED TO      EXERCISE OF                     FOR OPTION TERM
                             OPTIONS      EMPLOYEES IN      BASE PRICE     EXPIRATION    -------------------
          NAME             GRANTED (#)    FISCAL YEAR         ($/SH)          DATE        5%($)      10%($)
-------------------------  -----------   --------------   --------------  ------------   --------   --------
Joel R. Schultz..........   48,000          20%               10.00       06/24/06       $301,869   $764,996
Richard D. Young.........   50,000          21%            10.00-12.50    06/24/06-      $317,592   $804,840
                                                                          06/25/06
Frank P. Landini.........   18,000          8%             10.00-12.50    06/24/06-      $116,346   $294,842
                                                                          06/25/06
Charles J. Siegel........   13,000          5%             10.00-12.50    06/24/06-      $ 85,687   $217,147
                                                                          06/25/06
Kenneth A. Carmona(1)....    9,000          4%                10.00       03/31/97       $    n/a   $    n/a

---------------

(1) Mr. Carmona terminated his employment with the Company on December 31, 1996, and the expiration of his options was therefore accelerated to March 31, 1997. As of February 13, 1997, based on a market price of $33.50 per share, the net potential realizable value of his options was $211,500.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1996
                      AND DECEMBER 31, 1996 OPTION VALUES

                                                                                         VALUE OF UNEXERCISED IN-
                                                             NUMBER OF UNEXERCISED           THE-MONEY OPTIONS
                                SHARES                      OPTIONS AT 12/31/96($)           AT 12/31/96($)(1)
                              ACQUIRED ON      VALUE      ---------------------------   ---------------------------
                              EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                              -----------   -----------   -----------   -------------   -----------   -------------
Joel R. Schultz.............       0             0           9,600          38,400       $ 182,400      $ 729,600
Richard D. Young............       0             0               0          50,000               0      $ 945,000
Frank P. Landini............       0             0               0          18,000               0      $ 337,000
Charles J. Siegel...........       0             0               0          13,000               0      $ 240,750
Kenneth A. Carmona..........       0             0           9,000               0       $ 171,000              0

---------------

(1) Value of unexercised "in-the-money" options is the difference between the market price of the Common Stock at December 31, 1996 ($29.00 per share) and the exercise price of the option, multiplied by the number of shares subject to the option.

     Non-Qualified Stock Options. Non-Qualified Stock Options may be granted for such number of shares of Common Stock and will be exercisable for such period or periods as the Committee shall determine, up to a maximum term of ten years.

     Options to Non-Employee Directors. The 1995 Plan also provides for the grant of options to Non-Employee Directors of the Company or any of its subsidiaries, without any action on the part of the Board or the Committee, only upon the terms and conditions set forth in the 1995 Plan. Each eligible non-employee director of the Company or any of its subsidiaries automatically receives, for each directorship held by such person, Non-Qualified Options to acquire (i) 1,000 shares of Common Stock and (ii) 100 shares of Common Stock after each 12 month period of continuous service as a director of the Company thereafter for up to a maximum of five such periods. In no event, however, shall any person receive options upon becoming a director for more than 1,000 shares or options for any subsequent year in excess of 200 shares per year. Each person who thereafter becomes a Non-Employee Director shall automatically receive Non-Qualified Options to acquire (i) 1,000 shares of Common Stock for each directorship held by such person on the date such person becomes a Non-Employee Director and (ii) 100 shares of Common Stock after each 12 month period of continuous service as a director of the Company thereafter for up to a maximum of five such periods. In no event, however, shall any person receive options upon becoming a director for more than 1,000 shares or options for any subsequent year in excess of 200 shares per year. Each option shall become exercisable as to 50% of the shares of Common Stock subject to the option on each of the first anniversary date of the grant and 50% on the second anniversary date of the grant, and will expire ten years from the date the option was granted. The exercise price of such options shall be equal to 100% of the fair market value of the Common Stock subject to the option on the date on which such options are granted. Each option shall be subject to the other provisions of the 1995 Plan.

     As of December 31, 1996, the Non-Employee Directors of the Company and its subsidiaries and one consultant have been granted pursuant to the formula provisions of the 1995 Plan Non-Qualified Options to acquire a maximum of 6,000 shares of Common Stock, at exercise prices ranging from $10 to $14.75 per share.

     Option Exercise Prices. The exercise price of an Incentive Stock Option shall be at least 100% of the fair market value of the Common Stock on the date of grant. Except for Options to Non-Employee Directors, Non-Qualified Stock Options may be issued at such option exercise price as the Committee shall determine, but not less than par value per share. The fair market value of all Options is determined as the closing price of the Common Stock on the date the Option is granted.

     Exercise of Options. No Stock Option may be exercised, except as provided below, unless the holder thereof remains in the continuous employ or service of the Company or one of its subsidiaries.

     Stock Options are exercisable only upon the payment in full of the applicable option exercise price in cash or, if approved by the Committee, in shares of the Common Stock (at the fair market value thereof at exercise date) or, if approved by the Committee, by surrendering outstanding Options denominated as to which the participant is vested. No Incentive or Non-Qualified Stock Option may be exercised within six months following the date of grant.

RETIREMENT PLAN

     The Company has adopted the 401(k) Plan previously established by the General Partner, on behalf of the Partnership, Pacific Thrift and CRC (the "Retirement Plan"). The terms of the Retirement Plan allow employees to invest contributions in Common Stock of the Company.

     All employees (including officers) of the Company and its subsidiaries are eligible to participate in the Retirement Plan and future employees will be eligible following the completion of 1,000 hours of service and their first year of employment. Subject to certain limitations, participants in the Retirement Plan may make contributions from 2% to 15% of their pretax compensation, up to a maximum of $9,240 per year (in 1995), subject to certain limitations and annual adjustments for inflation. The Company may, in its discretion, make a matching contribution equal to a percentage of compensation contributed by each participant, not to exceed 6% of compensation. The Retirement Plan is designed to qualify under Section 401(k) of the Code and therefore contributions by the Company and the participants are deductible by the Company and not includable in the income of the participants for federal income tax purposes. Participants will always be fully vested in all of their individual contributions to the Retirement Plan (and in earnings on such contributions). Participants will be fully vested in employer contributions (and earnings on such contributions) to the Retirement Plan, regardless of years of service, upon the attainment of normal retirement age (age 65), such participant's death or permanent and total disability while employed by the Company or the termination or complete discontinuance of the Retirement Plan. If a participant terminates employment with the Company for any other reason other than retirement, then such participant's interest in employer contributions to the Retirement Plan shall vest 20% after one year of service, and 20% for each year of service thereafter, so they will be vested 100% after five or more years of service. An employee's service with the Partnership, the General Partner, and former affiliates is counted for purposes of vesting under the Retirement Plan.

STOCK PURCHASE PLAN

     The 1995 Employee Stock Purchase Plan (the "Stock Purchase Plan") provides for eligible employees of the Company and its subsidiaries to participate in the ownership of the Company by acquiring the right to purchase shares of the Company's Common Stock. The Stock Purchase Plan covers a total of 50,000 shares of Common Stock, which may be purchased by the Plan in the open market or issued by the Company from authorized and unissued treasury stock. The purpose of the Stock Purchase Plan is to promote the interests of the Company by providing a method whereby employees of the Company may participate in the ownership of the Company by acquiring an interest in the Company's growth and productivity.

     The Options. The Stock Purchase Plan provides that, during each specified period ("Option Period"), the Company may grant options to participants to purchase, at the termination of that Option Period, shares of Common Stock under the Stock Purchase Plan. The Option Periods coincide with the Company's calendar year.

     The price at which each share covered by an option under the Stock Purchase Plan may be purchased is in all instances the lower of (i) 100% of the fair market value of a share of Common Stock on the first day of the applicable Option Period, and (ii) 90% of the fair market value of a share of Common Stock on the last day of that Option Period. Accordingly, in no event does an employee's purchase price exceed 90% of the fair market value of a share of Common Stock on the last day of the Option Period.

     Unless terminated, options granted at the commencement of an Option Period are exercised automatically on the last day of that Option Period. An option terminates upon a voluntary withdrawal from participation in the Stock Purchase Plan by a participant, which may be effected any time prior to the last day of the Option Period by completing a notice of termination form. An option also terminates automatically if the participant holding the option ceases to be employed by the Company or a subsidiary of the Company for any reason (including death, disability or retirement) prior to the last day of the Option Period.

     An option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution, and may be exercised, during the lifetime of the optionee, only by such optionee. Optionees do not have rights as Stockholders with respect to option shares until they exercise their options.

     Eligibility and Participation. All full-time employees of the Company and its subsidiaries who have been employed continuously for at least 30 days and who work more than 20 hours per week are eligible to participate in the Stock Purchase Plan at their election. However, no employee may be granted an option if such employee would immediately thereafter own, directly or indirectly, 5% or more of the combined voting power of all classes of stock, of the Company, as determined pursuant to Section 424(d) of the Code.

     Eligible employees may enroll as participants in the Stock Purchase Plan by executing a form provided by the Company prior to the commencement of each Option Period on which they may designate the stated maximum set forth on the form, to (1) the portion of their compensation, in any amount up to the stated maximum set forth on the form, to be deducted semi-monthly, and accumulated for the purchase of shares of Common Stock, and/or (2) the amount of funds, if any, which they will deposit at the beginning of the Option Period for the purchase of shares of Common Stock. Once chosen, the semi-monthly contribution for that Option Period cannot be decreased or increased without terminating the option. The aggregate maximum dollar amount which may be designated by a participant to be applied to the purchase of shares under the Stock Purchase Plan may not exceed the lesser of 15% of base compensation or $25,000 per year.

     Administration and Amendment. The Stock Purchase Plan is administered by the Executive Compensation and Stock Option Committee of the Board of Directors. That Committee is empowered to interpret and construe any provision of the Stock Purchase Plan and to adopt such rules and regulations for administering the Stock Purchase Plan as it deems necessary.

     The Board of Directors of the Company may at any time, insofar as is permitted by law, alter, amend, suspend or discontinue the Stock Purchase Plan with respect to any shares not already subject to options; provided, however, that without the approval of the Stockholders no modification or amendment may increase the number of shares subject to the Stock Purchase Plan, extend the term of the Stock Purchase Plan, alter the option price formula, otherwise materially increase the benefits accruing to participants, materially modify the requirements as to eligibility for participation, or amend the Stock Purchase Plan in any manner that will cause it to fail to meet the requirements of an "Employee Stock Purchase Plan" as defined in Section 423 of the Code.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The PacificAmerica Money Center, Inc. Supplemental Executive Retirement Plan (the "Supplemental Plan"), an unfunded retirement plan, is designed to provide benefits to certain long-term executive officers of the Company and its predecessors. Participants' years of service with the Partnership, the General Partner (and its former affiliate, Pacific Thrift and Loan Association) CRC, LPPC and Pacific Thrift prior to the completion of the Restructuring will carry forward for vesting and benefit accrual purposes. The Supplemental Plan covers the following six employees: Joel R. Schultz, Richard B. Fremed, Norman A. Markiewicz, Richard D. Young, Charles J. Siegel and Frank Landini. Future participants, if any, will be determined by the Board of Directors. Administration of the Supplemental Plan will be the responsibility of the Executive Compensation and Stock Option Committee. Participants in the Supplemental Plan will not be permitted to make contributions to the Supplemental Plan.

     Under the Supplemental Plan, a participant's 65th birthday is deemed his or her normal retirement date ("Normal Retirement Date"). The yearly benefit that a participant will receive at his or her Normal Retirement Date will be 1 2/3% of his or her average compensation (whether paid by the General Partner, the Partnership or the Company) for his or her highest 3 consecutive years, multiplied by the actual number of his or her years of service. However, in no event will any years of service in excess of 30 be taken into account. The participant's benefits are reduced by his estimated Social Security Benefit and by his estimated Section 401(k) Plan Benefit. The estimated 401(k) Plan Benefit is determined as a straight life annuity that is the actuarial equivalent of the sum of the elective deferral and company matching contributions made to the

Retirement Plan, based on the assumption that the maximum elective deferrals and company match are contributed to the Retirement Plan on behalf of the participant each year and the participant's account yields an assumed earnings rate. Benefits are payable monthly upon the participant's retirement.

     A participant is entitled to elect early retirement before his or her Normal Retirement Date, and still receive retirement benefits, at any time after
(a) he or she has completed 15 years of service and (b) the sum of his or her age and years of service equals or exceeds 70 ("Early Retirement Date"). The dollar amount of a participant's early retirement benefit equals the normal retirement benefit reduced 1/4% for each month prior to his or her 65th birthday.

     If a participant dies while employed by the Company at any time when he or she is eligible for early or normal retirement, his or her surviving spouse will receive the survivor portion of a benefit determined as if the participant had retired on the day before his or her death, and had elected to receive his or her benefit in the form of a 50% joint and survivor annuity.

     Participants' benefits will become fully vested upon the attainment of their Early Retirement Date or Normal Retirement Date; however, participants will forfeit all of their benefits in the event they are terminated for cause, or they engage in competition with the Company without express written consent of the Company, either before or after retirement.

     Special rules apply following a Change of Control of the Company. If a participant's employment is terminated within 5 years following a Change of
Control:

          (a) the participant will be entitled to receive a benefit even if he or she voluntarily terminates employment prior to eligibility for retirement, provided it is for "Good Reason," which includes, among other circumstances, reduction in the participant's annual base salary, the failure to pay within 7 days of the due date any portion of the participant's compensation, and the Company's failure to continue in effect any material compensation plan in which the participant participated immediately before the Change of Control;

          (b) the participant will be credited with an additional 5 years of service and entitled to receive a lump sum distribution of the present value of his or her accrued benefit; and

          (c) the participant's benefit can be forfeited because he or she is terminated for cause only if (i) the termination is because of the willful and continued failure by the participant to substantially perform his or her duties with the Company after a written demand for substantial performance is delivered to the participant by the Board of Directors, or
     (ii) the participant's theft or embezzlement from the Company, fraud or other acts of dishonesty in the conduct of the Company's business, conviction or plea of nolo contendere to any felony or any crime involving moral turpitude, or willful and knowing action which is materially injurious to the business or reputation of the Company.

     A participant shall have the right to appeal a dismissal for cause to the Board of Directors. Such participant shall not be deemed to have been terminated for cause within 5 years following a Change of Control unless and until he or she receives a copy of a resolution stating that the participant had committed an act described in clause (i) or (ii) of paragraph (c) above, duly adopted by the affirmative vote of not less than 75% of the entire membership of the Board of Directors.

     A participant also will have the right to receive a lump sum benefit under the Plan in the event of a voluntary termination of employment within one year following a Change of Control, based on his actual Years of Service.

     The Board of Directors of the Company may amend or terminate the Supplemental Plan at any time, provided that neither the accrual or vesting rights of any participant at the time of amendment or termination may be adversely affected without the consent of that participant. Plan termination will not result in immediate vesting of accrued benefits.

     The following table shows the estimated annual retirement benefits, before any applicable offset for estimated Social Security benefits or estimated 401(k) benefits under the Retirement Plan. Such benefits would be payable to participants in the Supplemental Plan on their Normal Retirement Date on a straight life annuity basis. Offsets for social security and 401(k) contributions made under the Retirement Plan may be substantial for certain participants.

                                                         ANNUAL COMPENSATION
        AVERAGE                                          YEARS OF SERVICE AT
         ANNUAL                                              RETIREMENT
        ELIGIBLE                                       -----------------------
      COMPENSATION          15             20             25             30
      ------------       --------       --------       --------       --------
        $100,000         $ 25,005       $ 33,340       $ 41,675       $ 50,010
        $200,000         $ 50,010       $ 66,680       $ 83,350       $100,020
        $300,000         $ 75,015       $100,020       $125,025       $150,030
        $400,000         $100,020       $133,360       $166,700       $200,040
        $500,000         $125,025       $166,700       $208,375       $250,050

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS

     The Company's Certificate of Incorporation provides that a director of the Company will have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except (i) for any breach of the director's duty of loyalty to the Company or its shareholders,
(ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) as provided under Section 174 of the Delaware General Corporation Law (the "Delaware GCL") for the payment of certain unlawful dividends and the making of certain stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit. This provision would absolve directors of personal liability for negligence in the performance of their duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest or breaches of the traditional "duty of loyalty" to the Company and its stockholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

     The provision does not eliminate or alter the duty of the Company's directors; it merely limits personal liability for monetary damages to the maximum extent now permitted by the Delaware GCL. Moreover, it applies only to claims against a director arising out of his role as a director; it does not apply to claims arising out of his role as an officer (if he is also an officer) or arising out of any other capacity in which he serves. While this provision does not affect the availability of injunctive or other equitable relief as a remedy for breach of duty by directors, it does limit the remedies available to a stockholder who has an otherwise valid claim that a director acted in violation of his duties, if the action is among those as to which liability is limited. Because of this provision, stockholders will not have a claim for monetary damages based on breach of the directors' duty, even if the directors' conduct involved gross negligence (including a grossly negligent business decision involving a takeover proposal for the Company), unless the conduct is of a type for which the Delaware GCL does not permit limitation of liability. If the stockholders do not have a claim for monetary damages, their only remedy may be a suit to enjoin completion of the Board's action or to rescind completed action. The stockholders may not be aware of a proposed transaction that might otherwise give rise to a claim until the transaction is completed or until it is too late to prevent its completion by injunction. In such a case, the Company and its stockholders may have no effective remedy for an injury resulting from the Board's action.

     This provision may reduce the likelihood of stockholder derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duties, even though such action, if successful, might otherwise have benefited the Company and its stockholders. The Securities and Exchange Commission has taken the position that similar provisions added to other corporations' certificates of incorporation would not protect those corporations' directors from liability for violations of the federal securities laws.

     The Company included this exculpation provision in its Certificate of Incorporation to provide its directors with the maximum protection from personal liability made available by the Delaware GCL. It is believed that this provision will help the Company to attract and retain as directors the persons most qualified for those positions.

DIRECTOR AND OFFICER INDEMNIFICATION

     The Company's Bylaws generally require the Company to indemnify and advance expenses to its directors, officers, employees and other agents to the fullest extent permitted by Delaware law. The Company also has entered into indemnification agreements with each of its directors and executive officers whereby the Company will indemnify each such person against certain claims arising out of certain past, present or future acts, omissions or breaches of duty committed by an indemnitee while serving as a director of the Company or any of its subsidiaries. Such indemnification does not apply to acts or omissions which are knowingly fraudulent, deliberately dishonest or arise from willful misconduct. Indemnification will only be provided to the extent that the indemnitee has not already received payments in respect of a claim from the Company or from an insurance company. Under certain circumstances, such indemnification (including reimbursement of expenses incurred) will be allowed for liability arising under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or person controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The Company has purchased a directors' and officers' liability policy insuring directors and officers of the Company from certain liabilities as a result of their service as directors and officers of the Company.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following tables sets forth the ownership of Common Stock as of January 31, 1997 by (i) all persons known by the Company to be the beneficial owner of more than five percent of the Common Stock; (ii) the five directors of the Company, (iii) the Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "Named Executives"), and (iv) all executive officers and directors of the Company, as a group.

                                                                      COMMON
                                                                      STOCK         PERCENT
                           NAME AND ADDRESS OF                     BENEFICIALLY       OF
                            BENEFICIAL OWNER                         OWNED(1)        CLASS
        ---------------------------------------------------------  ------------     -------
        Wellington Management Company, LLP                            154,200          8.2%
          75 State Street
          Boston, MA 02109
        Kramer Spellman, L.P.                                         126,200          6.7%
          2050 Center Avenue, Suite 300
          Fort Lee, New Jersey 07024
        Joel R. Schultz(2)                                            192,472          9.8%
          21031 Ventura Boulevard
          Woodland Hills, CA 91364
        Richard D. Young(3)                                            46,830          2.5%
          21031 Ventura Boulevard
          Woodland Hills, CA 91364
        Frank Landini                                                  15,218             *
          500 Ygnacio Road
          Walnut Creek, CA
        Kenneth A. Carmona(4)                                          44,554          2.3%
          21031 Ventura Boulevard
          Woodland Hills, CA 91364
        Norman A. Markiewicz(5)                                        99,957          5.0%
          21031 Ventura Boulevard
          Woodland Hills, CA 91364
        Charles J. Siegel                                               9,595             *
          21031 Ventura Boulevard
          Woodland Hills, CA 91364
        Russell G. Allison                                                 42             *
          4409 Via Valmonte
          Palos Verdes Estates, CA 90274
        James C. Neuhauser                                              6,600             *
          21031 Ventura Boulevard
          Woodland Hills, CA 91364
        Paul D. Weiser(6)                                              18,140          1.0%
          21031 Ventura Boulevard
          Woodland Hills, CA 91364
        All Directors and Executive Officers,
          as a group (9 persons)(7)..............................     450,907         22.2%

---------------

 *  Less than 1%.

(1) This table includes Common Stock issuable upon exercise of Subscriber Warrants, General Partner Warrants and stock options granted to the Named Executives which are exercisable within the next 60 days, as described herein under the heading "MANAGEMENT -- Plans and Arrangements -- Stock Option Plan." Except as otherwise noted and except as required by applicable community property laws, each person has sole voting and disposition powers with respect to the shares.

(2) Includes 105,574 shares of Common Stock, 77,298 Subscriber and General Partner Warrants and currently exercisable options for 9,600 shares.

(3) Includes 45,230 shares of Common Stock and 1,600 Subscriber Warrants.

(4) Includes 19,036 shares of Common Stock, 23,718 Subscriber and General Partner Warrants and currently exercisable options for 1,800 shares.

(5) Includes 34,518 shares of Common Stock, 63,639 Subscriber and General Partner Warrants and currently exercisable options for 1,800 shares.

(6) Includes 5,936 shares of Common Stock and 12,204 Subscriber and General Partner Warrants.

(7) Includes 227,703 shares of Common Stock, 205,504 Subscriber and General Partner Warrants and currently exercisable options for 15,000 shares.

                          DESCRIPTION OF CAPITAL STOCK

     Set forth below is a summary of certain terms and provisions of the Company's capital stock, which is qualified in its entirety by reference to the Company's Certificate of Incorporation. A copy of the Certificate of Incorporation has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

     Under the Certificate of Incorporation, the authorized but unissued and unreserved shares of the Company's capital stock will be available for issuance for general corporate purposes, including, but not limited to, possible stock dividends, future mergers or acquisitions, or public or private offerings. Except as may otherwise be required, stockholder approval will not be required for the issuance of those shares.

COMMON STOCK

     The Company's Certificate of Incorporation authorizes the issuance of up to 8,000,000 shares of Common Stock. The holders of Common Stock are entitled to dividends when, as, and if declared by the Company's Board of Directors out of funds legally available therefor. The payment of dividends by the Company will depend on the Company's net income, financial condition, regulatory capital requirements and other factors deemed relevant by the Board of Directors. In addition, a substantial source of funds for the payment of cash dividends will be dividends paid by Pacific Thrift, the payment of which is limited by the provisions of California law and FDIC regulations. Each share of Common Stock will entitle the holder to one vote on all matters upon which stockholders have the right to vote. The Common Stock will not have cumulative voting rights in the election of directors.

     In the event of liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock will be entitled to share equally after payment of all debts and liabilities of the Company, and subject to the prior rights of holders of any shares of the Company's Preferred Stock, if issued in the future, in the remaining assets of the Company.

     Holders of shares of Common Stock are not entitled to preemptive rights with respect to any shares of Stock of the Company that may be subsequently issued. The Common Stock is not subject to call or redemption and, as to shares of Common Stock currently outstanding, are fully paid and nonassessable.

PREFERRED STOCK

     The Certificate of Incorporation authorizes the Board of Directors of the Company to issue up to 2,000,000 shares of Preferred Stock of the Company, in one or more series, having such rights and preferences as the Board of Directors may determine, in its sole discretion. No consent of the Common Stockholders is required to authorize the issuance of any class of Preferred Stock. The rights of the holders of the Preferred Stock may be senior to the holders of the Common Stock. The Board of Directors currently has no plans to issue any class of Preferred Stock.

SUBSCRIBER WARRANTS

     For every five shares of Common Stock purchased in the Rights Offering by Partners, partners of the General Partner, or officers, directors or employees of the Partnership or its subsidiaries, the Company issued a transferable warrant for one additional share of Common Stock (collectively, "Subscriber Warrants"). A total of 64,893 Subscriber Warrants were issued, and 63,569 Subscriber Warrants were outstanding as of January 31, 1997. The Subscriber Warrants are exercisable at any time until June 27, 1998, at a price equal to $12.50 per share. Although the Subscriber Warrants are freely transferable, they are not currently listed for trading on the Nasdaq National Market, and there is no established market for the Subscriber Warrants.

     The Common Stock issuable upon exercise of the Subscriber Warrants ("Subscriber Warrant Stock") was registered concurrently with the registration of the Common Stock issued in the Rights Offering and the Company has committed to maintain the effectiveness of such registration until the earlier of the sale of all the Subscriber Warrant Stock or five years after the date of issuance. In addition, under certain circumstances, the holders of the Subscriber Warrants will have one demand registration right and unlimited "piggyback" registration rights for a period of five years following the issuance date, for the purpose of resale of the Subscriber Warrant Stock.

     Holders of Subscriber Warrants are not entitled, by virtue of being such holders, to receive dividends or subscription rights, vote, consent, or receive notice as Stockholders of the Company in respect of any meeting of stockholders for the election of directors of the Company or any other matter, or exercise any other rights whatsoever as stockholders of the Company.

GENERAL PARTNER WARRANTS

     The General Partner purchased from the Company 563,333 warrants (the "General Partner Warrants") each exercisable for one share of the Common Stock. The General Partner Warrants are exercisable at any time until December 27, 1997, at an exercise price of $15 per share. As of January 31, 1997, 552,577 General Partner Warrants were outstanding.

     The General Partner Warrants are non-transferable, except to and between partners of the General Partner. The Common Stock issuable upon exercise of the General Partner Warrants ("General Partner Warrant Stock") was registered concurrently with the registration of the Common Stock issued in the Rights Offering, and the Company has committed to maintain the effectiveness of such registration until the earlier of the sale of all the General Partner Warrant Stock or five years after the date of issuance. In addition, under certain circumstances, the holders of the General Partner Warrants will have one demand registration right and unlimited "piggyback" registration rights for a period of five years following the date of issuance for the purpose of resale of the General Partner Warrant Stock.

     Holders of General Partner Warrants are not entitled, by virtue of being such holders, to receive dividends or subscription rights, vote, consent, or receive notice as Stockholders of the Company in respect of any meeting of Stockholders for the election of directors of the Company or any other matter, or exercise any other rights whatsoever as Stockholders of the Company.

TRANSFER AGENT

     The transfer agent for the Common Stock and the Subscriber Warrants is U.S. Transfer Corporation.

CERTAIN ANTI-TAKEOVER PROVISIONS

     There has been a recent trend towards the accumulation of substantial stock positions in public companies by third parties as a prelude to proposing a takeover or a restructuring or sale of all or part of the company or other similar extraordinary corporate action. Such actions are often undertaken by the third party without advance notice to or consultation with management of the company. In many cases, the purchaser seeks representation on the company's board of directors in order to increase the likelihood that his proposal will be implemented by the company. If the company resists the efforts of the purchaser to obtain representation on the company's board, he may commence a proxy contest to have himself or his nominees elected to the board in place of certain directors, or the entire Board.

     The Board of Directors of the Company believes that an imminent threat of removal of the Company's management severely curtails its ability to negotiate effectively with such purchasers. Management is deprived of the time and information necessary to evaluate the takeover proposal, to study alternative proposals and to help ensure that the best price is obtained in any transaction involving the Company which may ultimately be undertaken. Takeovers or changes in management of a corporation which are proposed and effected without prior consultation and negotiation with the Company's management are not necessarily detrimental to the Company and its stockholders. However, the Board feels that the benefits of seeking to protect its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure the Company outweigh the disadvantages of discouraging such proposals.

     The provisions of the Certificate of Incorporation and Bylaws described herein would make more difficult or discourage a proxy contest or the assumption of control by a holder of a substantial block of the Company's Common Stock or the removal of the incumbent Board, and could thus have the effect of entrenching incumbent management. At the same time, the provisions would help ensure that the Board, if confronted by a surprise proposal from a third party who has recently acquired a block of the Company's stock, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to seek a premium price for the Stockholders. These provisions are thus intended to encourage persons seeking to acquire control of the Company to initiate such an acquisition through arms'-length negotiations with the Company's management and Board of Directors. The provisions are permitted under Delaware law and are consistent with the rules of the Nasdaq National Market.

     These provisions are not in response to any efforts of which the Company is aware to accumulate the Company's stock or to obtain control of the Company. The Board of Directors does not presently contemplate recommending to the stockholders for their approval any further measures which would affect the ability of third parties to change control of the Company.

     The following discussion is a general summary of material provisions of the Company's Certificate of Incorporation and Bylaws, as currently in effect, and certain other regulatory provisions, which may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in the Company's Certificate of Incorporation and Bylaws, as currently in effect, reference should be made in each case to the document in question, each of which is part of the Registration Statement filed with the Commission. See "ADDITIONAL INFORMATION."

     Directors. Certain provisions of the Certificate of Incorporation and Bylaws will impede changes in majority control of the Board of Directors. The Corporation's Certificate of Incorporation provides that the Board of Directors of the Company, other than those who may be elected pursuant to the terms of any series of Preferred Stock or any other securities of the Company having a preference to the Common Stock, be divided into three classes, with directors in each class elected for three-year staggered terms except for the initial directors. The Company's Bylaws provide that, except as may be provided by the terms of any series of Preferred Stock or any other securities of the Company having a preference to the Common Stock, the size of the Board of Directors may be increased or decreased only by a majority vote of the whole Board. The Bylaws also provide that, except as may be provided by the terms of any series of Preferred Stock or any other securities of the Company having a preference over the Common Stock, any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. The number of directors constituting the Board will initially be five and, therefore, a majority of the Board may not be replaced at one annual election. The Certificate of Incorporation provides that, except as otherwise provided by the terms of any series of Preferred Stock or any other securities of the Company having preference over the Common Stock, a director may only be removed for cause by the affirmative vote of 66 1/2% of the shares eligible to vote.

     Restrictions on Call of Special Meetings. The Certificate of Incorporation provides that, subject to the terms of any series of Preferred Stock or any other securities of the Company having a preference over the Common Stock, a special meeting of stockholders may be called only by the Board of Directors, the Chairman of the Board or the President and for only such business as directed by the Board. Common Stockholders are not authorized to call a special meeting.

     Action Without a Meeting of Stockholders. The Certificate of Incorporation provides that, except as may be provided by the terms of any series of Preferred Stock or any other securities of the Company having a preference over the Common Stock, stockholders may not consent in writing, without a meeting, to the taking of any action unless such action is first approved by a majority of the "Disinterested Directors" of the Company.

     Absence of Cumulative Voting. The Certificate of Incorporation does not provide for cumulative voting rights in the election of directors.

     Authorization of Preferred Stock. The Certificate of Incorporation authorizes 2,000,000 shares of Preferred Stock. The Company is authorized to issue Preferred Stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, powers, preferences and relative, participating, optional and other special rights of such shares, including voting rights

(which could be multiple or as a separate class) and conversion rights. In the event of a proposed merger, tender offer or other attempt to gain control of the Company that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of Preferred Stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of Preferred Stock, therefore, may be to deter a future takeover attempt. The Board of Directors has no present plans or understandings for the issuance of any Preferred Stock, and does not intend to issue any Preferred Stock except on terms which the Board deems to be in the best interests of the Company and its stockholders.

     Procedures for Certain Business Combinations. The Certificate of Incorporation requires that certain business combinations (including transactions initiated by management) between the Company (or any majority-owned subsidiary thereof) and a 10% or more stockholder either (i) be approved by a vote of 66 2/3% of all of outstanding voting shares, voting as a single class, of the Company and by a majority of the voting shares held by other than the interested stockholder and its affiliates, (ii) be approved by a majority of the disinterested Board of Directors (i.e., persons other than the interested stockholder and its affiliates and the affirmative vote of the stockholders, as required by law,) or (iii) involve consideration per share generally equal to that paid by such 10% stockholder when it acquired its block of stock and be approved by a majority of the outstanding voting shares, voting as a single class.

     Amendment to Certificate of Incorporation and Bylaws. Amendments to the Certificate of Incorporation requires the approval of a majority vote of the Company's Board of Directors and also by a majority of the outstanding shares of the Company's voting stock, provided, however, that approval by at least 66 2/3% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to number, classification, election and removal of directors; amendment of bylaws; call of special stockholder meetings; offers to acquire and acquisitions of control; director liability; certain business combinations; power of indemnification; and amendments to provisions relating to the foregoing in the Certificate of Incorporation).

     The Bylaws may be amended by a majority vote of the Board of Directors or the affirmative vote of a majority of the total votes eligible to be voted at a duly constituted meeting of stockholders, except as provided above for certain business combinations.

     Delaware Anti-Takeover Statute. The Delaware General Corporation Law provides that buyers who acquire more than 15% of the outstanding stock of a Delaware corporation, such as the Company, are prohibited from completing a hostile takeover of such corporation for three years. However, the takeover can be completed if (i) the buyer, while acquiring the 15% interest, acquires at least 85% of the corporation's outstanding stock (the 85% requirement excludes shares held by directors who are also officers and certain shares held under employee stock plans), or (ii) the takeover is approved by the target corporation's board of directors and two-thirds of the shares of outstanding stock of the corporation (excluding shares held by the bidder). The foregoing provisions of the Delaware General Corporation Law do not apply to Delaware corporations which do not have a class of voting stock listed on a national exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders. The Company may exempt itself from the requirements of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by this provision. At the present time, the Board of Directors does not intend to propose any such amendment.

EFFECT OF QUASI-CALIFORNIA CORPORATION LAW

     Section 2115 of the California GCL provides that quasi-California corporations will be subject to certain substantive provisions in the California GCL notwithstanding comparable provisions in the law of the jurisdiction where the corporation is incorporated. Section 2115 is applicable to foreign corporations which have more than half of their shareholders residing in California and more than half of their business deriving from California. The determination of whether a corporation is a quasi-California corporation is based upon information contained in a certificate required to be filed within three months and fifteen days after the end of the corporation's fiscal year or within 30 days after the filing of its franchise tax return, if an extension of time to file such return was granted. Quasi-California corporations that are Large Public Corporations (i.e., that have securities listed on the New York or American stock exchanges, or securities designated for trading on the Nasdaq National Market, if the corporation has at least 800 holders of its equity securities as of the record date for its most recent annual meeting), are exempt from the application of Section 2115.

     The Company has qualified to do business in the State of California. The Company's subsidiaries will each have substantially all of their property, employees and operations in California. Therefore, absent an exemption, the Company would be deemed to be a quasi-California corporation.

     Management believes that the Company constitutes a Large Public Corporation and is therefor exempt from the application of Section 2115. However, there can be no assurance that the Common Stock will continue to be listed on the Nasdaq National Market or that the Company's equity securities will continue to be held by at least 800 persons. If the Company's equity securities were ever to be held by fewer than 800 persons, or the Common Stock was no longer listed on the NASDAQ National Market for any reason the Company could become subject to the provisions of the California law as a result of the application of Section 2115. If the Company were determined to be a quasi-California corporation, certain of the provisions of the Company's Certificate of Incorporation and Bylaws would not be authorized by California law, including the Company's classified board of directors and the super majority voting provisions. In addition, under California law cumulative voting for the election of directors is mandatory unless a corporation that is a Large Public Corporation has expressly eliminated cumulative voting in its articles of incorporation. The Company has eliminated cumulative voting in its Certificate of Incorporation. Furthermore, California law with respect to the payment of dividends is more restrictive than Delaware law. Since the Company is expected to derive a substantial amount of its revenues from Pacific Thrift, a California corporation, California law and FDIC regulations with respect to dividends will have a substantial effect on the Company's ability to pay dividends. Under California law, a corporation is prohibited from paying dividends unless (i) the retained earnings of the corporation immediately prior to the distribution exceeds the amount of the distribution; (ii) the assets of the corporation exceed 1 1/4 times its liabilities; or (iii) the current assets of the corporation exceed its current liabilities, but if the average pretax net earnings of the corporation before interest expense for the two years preceding the distribution was less than the average interest expense of the corporation for those years, the current assets of the corporation must exceed 1 1/4 times its current liabilities.

                 REGISTRATION OF CERTAIN SECURITIES FOR RESALE

     The table below indicates the Registered Securities held by the Selling Security Holders as of January 31, 1997 and the number of shares of Common Stock and Subscriber Warrants which may be offered pursuant to this Prospectus. The Company is not aware of any plans by any of the named persons to sell their Common Stock or Warrants. However, the Common Stock, Subscriber Warrants and shares of Common Stock issuable under Subscriber Warrants and General Partner Warrants held by these individuals are being registered for resale in order that these individuals may, from time to time in the future as they determine in their discretion, sell any number of shares of Common Stock or Subscriber Warrants which they own in the market, upon customary terms and conditions of resale. If any of the named persons desire to sell shares of Common Stock or Subscriber Warrants upon terms other than customary terms and conditions, they would be required to file a registration statement describing the terms of such sale. The Company will not receive any of the proceeds of any future sales of such Common Stock. The Common Stock and Warrants listed below are not being underwritten.

                                                       SHARES ISSUABLE     SHARES ISSUABLE
                                                            UNDER           UNDER GENERAL
          AFFILIATES            OUTSTANDING SHARES   SUBSCRIBER WARRANTS   PARTNER WARRANTS   SUBSCRIBER WARRANTS
------------------------------  ------------------   -------------------   ----------------   -------------------
Bruce Ackerman................          2,669                   48               1,676                   48
Robin Ackerman custodians for
  Annie Drew Ackerman.........          1,100                    0                   0                    0
Robin Lynn Ackerman...........          3,999                    0              60,000                    0
Transcorp C/F Joni O'Keefe....            254                    0                   0                    0
Avo Avidissian................            193                   48               1,676                   48
Darlene & Thomas Burton.......             96                   24                 838                   24
Kenneth & Mary Carmona........         19,036                2,600              21,118                2,600
Cal Trust, TTEE FBO Ann
  White.......................            435                  107               3,771                  107
Cal Trust, TTEE FBO Debra
  Fontana.....................            444                  109               3,855                  109
Debra Hamlyn..................             96                   24                 838                   24
Cal Trust, TTEE FBO Debra
  Hamlyn......................            338                   83               2,933                   83
Constance M. DeRosa...........          6,963                1,310              46,134                1,310
Deanna V. DeRosa..............            966                  238               8,380                  238
John Alen DeRosa..............            966                  238               8,380                  238
John A. DeRosa................          6,963                1,310              46,134                1,310
Vincent P. DeRosa.............            966                  238               8,380                  238
Elaine & Nelson Fay...........            227                   36               1,257                   36
Frank & Debbe Fontana.........             96                   24                 838                   24
Richard B. Fremed & Ellen F.
  Fremed......................          6,794                1,233              25,812                1,233
Jay Fremed....................            387                   95               2,652                   95
Marc Fremed...................            503                  124               4,358                  124
Hobbs Family Trust............          1,932                  476              16,761                  476
Edward & Marjorie Illig.......            966                  238               8,380                  238
Edward & Marjorie Illig,
  Family Trust-1980...........          1,233                    0                   0                    0
Illig Five....................          2,199                  238               8,380                  238
Victor J. Illig Trust.........          2,367                  583              20,532                  583
Norman L. Jeffer..............          8,094
Arnold Jeffer.................          9,443                    0                   0                    0
Frank Landini.................         15,218                    0                   0                    0

                                                       SHARES ISSUABLE     SHARES ISSUABLE
                                                            UNDER           UNDER GENERAL
          AFFILIATES            OUTSTANDING SHARES   SUBSCRIBER WARRANTS   PARTNER WARRANTS   SUBSCRIBER WARRANTS
------------------------------  ------------------   -------------------   ----------------   -------------------
Norman A. & Roslyn
  Markiewicz..................         34,518                5,647              57,992                5,647
Christopher J. & Joni L.
  O'Keefe.....................            290                   71               2,514                   71
Paine Webber TTEE Bruce
  Jeffer......................          8,195                  357              12,571                  357
Paine Webber TTEE Kathleen L.
  Jeffer, IRA.................          8,195                  357              12,571                  357
Cal Trust, TTEE FOB Robert
  Rye.........................            145                   36               1,257                   36
Harvey & Beatrice Schultz
  Trust.......................         10,802                  476              16,765                  476
The Schultz Living Trust,
  dated 9/16/96...............         85,574               19,239              54,058               19,239
Joel R. Schultz...............         15,000                3,000                   0                3,000
Toby Schultz..................          5,000                1,000                   0                1,000
Ricky Schultz.................            966                  238               8,380                  238
Lillian Shlakman, TTEE for
  Jill........................            762                    0                   0                    0
Ruth Barsky, Jeffrey David
  Barsky, Marc S. Fremed & Jay
  L. Fremed
Charles Siegel................          9,595                    0                   0                    0
Richard W. & Rebecca L.
  Smith.......................            725                  179               6,285                  179
Barbara Stewart...............          1,546                  381              13,409                  381
Arline Susswein...............          1,932                  476              16,761                  476
Arline Susswein TTEE of The
  Susswein Family Trust.......          1,644                    0                   0                    0
Mina Taub.....................          3,372                    0                   0                    0
Transcorp C/F Christopher
  O'Keefe.....................            254                    0                   0                    0
Mac W. & Barbara D.
  Updegraft...................            290                   71               2,514                   71
Paul D. & Paula Weiser Family
  Trust.......................          5,936                1,309              10,895                1,309
Winograd 1982 Trust...........          3,865                  962              33,522                  962
Richard D. Young..............         45,230                1,600                   0                1,600
Kip Grossman..................          1,000                    0                   0                    0
Ann Simon.....................          1,000                    0                   0                    0
Robert Rye....................          1,500                    0                   0                    0
Anthony Morones...............          1,000                    0                   0                    0
                                   ----------              -------             -------              -------
          Total...............        343,279               44,824             552,577               44,824
                                ==============       ===============       ============       ===============

                              PLAN OF DISTRIBUTION

     The sale of the Registered Securities may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Security Holders) in the over-the-counter market or in negotiated transactions, through the writing of options on the Registered Securities, through a combination of such methods of sale, or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. If any Selling Security Holder sells his, her or its Registered Securities, or options thereon, pursuant to this Prospectus at a fixed price or at a negotiated price which is, in either case, other than the prevailing market price or in a block transaction to a purchaser who resells, or if any Selling Security Holder pays compensation to a broker-dealer that is other than the usual and customary discounts, concessions or commissions, or if there are any arrangements either individually or in the aggregate that would constitute a distribution of the Registered Securities, a post-effective amendment to the Registration Statement of which this Prospectus is a part would need to be filed and declared effective by the Securities and Exchange Commission before such Selling Security Holder could make such sale, pay such compensation or make such a distribution. The Company is under no obligation to file a post-effective amendment to the Registration Statement of which this Prospectus is a part under such circumstances.

     The Selling Security Holders may effect transactions in their Registered Securities by selling their securities directly to purchasers, through broker-dealers acting as agents for the Selling Security Holders or to broker-dealers who may purchase the Selling Security Holders' Securities as principals and thereafter sell such securities from time to time in the over-the-counter market, in negotiated transactions, or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or both.

     The Selling Security Holders and broker-dealers, if any, acting in connection with such sales might be deemed to be "underwriters" within the meaning of Section 2(11) of the Act and any commission received by them and any profit on the resale of such securities might be deemed to be underwriting discounts and commissions under the Act.

     The Selling Security Holders have been advised that during the time each is engaged in distribution of the securities covered by this Prospectus, each must comply with Regulation M under the Securities Exchange Act of 1934, as amended, and pursuant thereto: (i) shall not engage in any stabilization activity in connection with the Company's securities; (ii) shall furnish each broker through which securities covered by this Prospectus may be offered the number of copies of this Prospectus which are required by each broker; and (iii) shall not bid for or purchase any securities of the Company or attempt to induce any person to purchase any of the Company's securities other than as permitted under the Securities Exchange Act of 1934, as amended. Any Selling Security Holders who may be "affiliated purchasers" of the Company as defined in Regulation M have been further advised that they must coordinate their sales under this Prospectus with each other and the Company for purposes of Regulation M.

                                 LEGAL MATTERS

     Certain legal matters in connection with the issuance of the Common Stock will be passed upon for the Company by Jeffer, Mangels, Butler & Marmaro LLP, Los Angeles, California. Bruce P. Jeffer, Esq., a partner of Jeffer, Mangels, Butler & Marmaro LLP, is a beneficial owner of 14,036 shares of Common Stock, 1525 Subscriber Warrants and 12,571 General Partner Warrants of the Company.

                                    EXPERTS

     The consolidated financial statements of the Partnership and its subsidiaries incorporated by reference herein and in the registration statement, at and for the year ended December 31, 1994 and for each of the two years in the period ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The consolidated financial statements of the Partnership and its subsidiaries at and the for year ended December 31, 1995 and for the year then ended, incorporated by reference herein and in the registration statement, have been included herein in reliance on the report of BDO Seidman, LLP, independent certified public accountants, as set forth in their report thereon and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

======================================================

  NO DEALER, SALES REPRESENTATIVE OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY THE SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Incorporation of Certain Documents by
  Reference...........................    2
Additional Information................    2
Prospectus Summary....................    3
Risk Factors..........................    5
Use of Proceeds.......................    8
Management............................    9
Beneficial Ownership of Common
  Stock...............................   23
Description of Capital Stock..........   24
Registration of Certain Securities for
  Resale..............................   29
Plan of Distribution..................   30
Legal Matters.........................   31
Experts...............................   31

======================================================
======================================================

                               343,279 SHARES OF
                                COMMON STOCK AND
                           44,824 SUBSCRIBER WARRANTS
                                      AND
                               616,146 SHARES OF
                          COMMON STOCK ISSUABLE UNDER
                            SUBSCRIBER WARRANTS AND
                            GENERAL PARTNER WARRANTS

                             PACIFICAMERICA AMERICA
                               MONEY CENTER, INC.
                              --------------------

                                   PROSPECTUS

                              --------------------

                                            , 1997

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following tables sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration and NASD filing fees.

        Securities and Exchange Commission registration fee................  $   542
        Accounting fees and expenses.......................................  $20,000
        Printing and engraving expenses....................................  $20,000
        Transfer agent and registrar (fees and expenses)...................  $     0
        Blue Sky fees and expenses (including counsel fees)................  $ 5,000
        Other legal fees and legal expenses................................  $25,000
        Miscellaneous expenses.............................................  $ 9,958
                                                                             -------
                  Total....................................................  $80,500

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Bylaws generally require the Company to indemnify and advance expenses to its directors, officers, employees and other agents to the fullest extent permitted by Delaware law. The Company also has entered into indemnification agreements with each of its directors and executive officers whereby the Company will indemnify each such person against certain claims arising out of certain past, present or future acts, omissions or breaches of duty committed by an indemnitee while serving as a director of the Company or any of its subsidiaries. Such indemnification does not apply to acts or omissions which are knowingly fraudulent, deliberately dishonest or arise from willful misconduct. Indemnification will only be provided to the extent that the indemnitee has not already received payments in respect of a claim from the Company or from an insurance company. Under certain circumstances, such indemnification (including reimbursement of expenses incurred) will be allowed for liability arising under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or person controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     THE COMPANY HAS PURCHASED A DIRECTORS' AND OFFICERS' LIABILITY INSURANCE POLICY INSURING DIRECTORS AND OFFICERS OF THE COMPANY.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) EXHIBITS

        EXHIBIT
        NUMBER                                   DESCRIPTION
        ------   ----------------------------------------------------------------------------
         3.1     Amended and Restated Certificate of Incorporation of the Company,
                 incorporated by reference to Registration Statement on Form S-4 (File No.
                 33-64573), as filed with the Securities and Exchange Commission on December
                 22, 1995, as amended and declared effective on May 14, 1996 (the "S-4
                 Registration Statement").
         3.2     Bylaws of the Company, incorporated by reference to the S-4 Registration
                 Statement.
         4.1     Specimen Stock Certificate of the Company, incorporated by reference to the
                 S-4 Registration Statement.
         4.2     Subscriber Warrant Certificate, incorporated by reference to the S-4
                 Registration Statement.

        EXHIBIT
        NUMBER                                   DESCRIPTION
        ------   ----------------------------------------------------------------------------
         4.3     General Partner Warrant Certificate, incorporated by reference to the S-4
                 Registration Statement.
         5.1     Opinion of Jeffer, Mangels, Butler & Marmaro L.L.P., incorporated by reference to the S-4 Registration Statement.
        23.1     Consent of Ernst & Young LLP
        23.2     Consent of BDO Seidman, LLP
        23.3     Consent of Jeffer, Mangels, Butler & Marmaro L.L.P.
        24.      Power of Attorney (incorporated by reference to page II-4 of the
                 Registration Statement on Form S-3).

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any Prospectus required by section 10(a)(3) of the
                Securities Act of 1933;

            (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (sec. 230.424(b) of this Chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising from the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on the 18th day of February, 1997.

                                          PACIFICAMERICA MONEY CENTER, INC.

                                          By: /s/ JOEL R. SCHULTZ
                                             --------------------------------
                                                      Joel R. Schultz,
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Joel R. Schultz as his true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, any Amendments thereto and any Registration Statement for the same offering which is effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

                   SIGNATURE                                TITLE                    DATE
-----------------------------------------------  ---------------------------  ------------------

               s/ JOEL R. SCHULTZ                Director, Chief Executive     February 18, 1997
               --------------------------        Officer and Chairman of the
                  Joel R. Schultz                Board

               s/ RICHARD D. YOUNG               Director and Executive Vice   February 18, 1997
               --------------------------        President
                  Richard D. Young

               s/ CHARLES J. SIEGEL              Chief Financial and           February 18, 1997
               --------------------------        Accounting Officer
                  Charles J. Siegel

               s/ RUSSELL G. ALLISON             Director                      February 18, 1997
               --------------------------
                  Russell G. Allison

               s/ JAMES C. NEUHAUSER             Director                      February 18, 1997
               --------------------------
                  James C. Neuhauser

               s/ PAUL D. WEISER                 Director                      February 18, 1997
               --------------------------
                  Paul D. Weiser

                               INDEX TO EXHIBITS

                                                                                 SEQUENTIALLY
  EXHIBIT                                                                          NUMBERED
  NUMBER                                DESCRIPTION                                  PAGE
 --------                               -----------                             -------------
   3.1     Amended and Restated Certificate of Incorporation of the Company,
           incorporated by reference to Registration Statement on Form S-4 (File
           No. 33-64573), as filed with the Securities and Exchange Commission on December 22, 1995, as amended and declared effective on May 14,
           1996 (the "S-4 Registration Statement")..............................
   3.2     Bylaws of the Company, incorporated by reference to the S-4
           Registration Statement...............................................
   4.1     Specimen Stock Certificate of the Company, incorporated by reference to the S-4 Registration Statement....................................
   4.2     Subscriber Warrant Certificate, incorporated by reference to the S-4
           Registration Statement...............................................
   4.3     General Partner Warrant Certificate, incorporated by reference to the
           S-4 Registration Statement...........................................
   5.1     Opinion of Jeffer, Mangels, Butler & Marmaro L.L.P., incorporated by reference to the S-4 Registration Statement..........................
  23.1     Consent of Ernst & Young LLP.........................................
  23.2     Consent of BDO Seidman, LLP..........................................
  23.3     Consent of Jeffer, Mangels, Butler & Marmaro L.L.P. .................
  24.      Power of Attorney (incorporated by reference to page II-4 of the
           Registration Statement on Form S-3)..................................